EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

RIVER METALS RECYCLING LLC,

THE DAVID J. JOSEPH COMPANY,

INDUSTRIAL SERVICES OF AMERICA, INC.,

ISA INDIANA, INC.,

ISA LOGISTICS LLC,

ISA REAL ESTATE, LLC,

ISA INDIANA REAL ESTATE LLC,

7021 GRADE LANE LLC,

7124 GRADE LANE LLC,

AND

7200 GRADE LANE LLC

Dated as of August 16, 2019

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of August 16, 2019 (the “Effective Date”), by and among RIVER METALS RECYCLING LLC, a Kentucky limited liability company (“Buyer”), INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“ISA”), ISA INDIANA, INC., an Indiana corporation (“ISA Indiana”), ISA LOGISTICS LLC, a Kentucky limited liability company (“ISA Logistics”), ISA REAL ESTATE, LLC, a Kentucky limited liability company (“ISA Real Estate”), ISA INDIANA REAL ESTATE LLC, a Kentucky limited liability company (“ISA Indiana RE”), 7021 GRADE LANE LLC, a Kentucky limited liability company (“7021 Grade Lane LLC”), 7124 GRADE LANE LLC, a Kentucky limited liability company (“7124 Grade Lane LLC”), and 7200 GRADE LANE LLC, a Kentucky limited liability company (“7200 Grade Lane LLC” and, together with ISA, ISA Indiana, ISA Logistics, ISA Real Estate, ISA Indiana RE, 7021 Grade Lane LLC, and 7124 Grade Lane LLC, collectively, “Sellers”), and, for the limited purposes set forth in Article X, THE DAVID J. JOSEPH COMPANY, a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, Sellers desire to sell substantially all of the assets of the Business (as hereinafter defined) to Buyer, and Buyer desires to purchase such assets from Sellers, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and accepted, the Parties (as defined below), intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS AND REFERENCES

1.01           Definitions

As used in this Agreement the following terms shall have the meanings given:

“ACA” shall mean the Patient Protection and Affordable Care Act of 2010 and the Health Care and Reconciliation Act of 2010.

“Accounting Arbitrator” shall have the meaning set forth in Section 2.06(f).

“Accounts Payable” shall mean all accounts payable of Sellers of whatever kind or nature, but only to the extent incurred in the Ordinary Course of Business.

“Accounts Receivable” shall mean all accounts and notes receivable of Sellers, except the Excluded AR, of whatever kind or nature, including all current or deferred rights to payment for finished goods produced or sold, projects completed or commenced or services rendered, the full benefit of all security for such accounts, and all claims, remedies and other rights related thereto.

“Adjustment Period” shall have the meaning set forth in Section 2.06(c).

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“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and for such purposes, the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting Equity, by contract or otherwise; provided that direct or indirect ownership of Equity of a Person carrying more than 50% of the voting rights shall be considered control of that Person, notwithstanding that control in fact may be exercised by another Person or group of Persons.

“Agreement” shall have the meaning set forth in the Preamble.

“AR Insurance” shall mean ISA’s EH Corporate Advantage II Credit Risk Insurance Policy maintained with Euler Hermes North America.

“Assets” shall mean all of Sellers’ assets used in, or necessary to, the operation of the Business, including those set forth in Section 2.01, but excluding the Excluded Assets.

“Assumed Accruals” shall mean only those accrual accounts of Sellers described on Schedule 2.03(c).

“Assumed Contracts” shall have the meaning set forth in Section 2.01(g).

“Assumed Crane” means the rebuilt Sennebogen 825 material handling crane acquired from Brandeis Machinery and being assumed by Buyer.

“Assumed Liabilities” shall have the meaning set forth in Section 2.03.

“Assumption Agreement” shall have the meaning set forth in Section 2.03.

“Balance Sheet” shall mean the balance sheet of ISA dated as of June 30, 2019.

“Bankruptcy” shall mean (a) the entry of a decree or order for relief against a Person by a court of competent jurisdiction in any involuntary case brought against such Person under any bankruptcy, insolvency or other similar law (collectively, “Debtor-Relief Laws”) generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (b) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor-Relief Laws for such Person or for any substantial part of its assets or property, (c) the ordering of the winding up or liquidation of such Person’s affairs, (d) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 303 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy laws), (e) the commencement by such Person of a voluntary case under any applicable Debtor-Relief Laws now or hereafter in effect, (f) the consent by such Person to the entry of an order for relief in an involuntary case under any such Debtor-Relief Laws or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor-Relief Laws for such Person or for any substantial part of its assets or property, or (g) the making by such Person of any general assignment for the benefit of its creditors.

“Basket Amount” shall mean $120,000.

“Bill of Sale” shall mean a bill of sale from Sellers to Buyer in form and substance reasonably acceptable to Buyer and ISA evidencing the sale, assignment, conveyance, transfer and delivery, free and clear of all Encumbrances, other than Permitted Encumbrances, by Sellers of the Assets to Buyer.

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“BMP Plan” shall have the meaning set forth in Section 5.10.

“Board Termination” shall have the meaning set forth in Section 5.05(b).

“Board Termination Costs” shall have the meaning set forth in Section 8.05(c).

“Board Termination Fee” shall have the meaning set forth in Section 8.05(c).

“Business” shall mean the purchase, processing (via sorting, cutting, baling, and shredding operations) and marketing of ferrous and non-ferrous metals and other recyclable commodities and the purchase of used autos in order to sell used auto parts, as such business has been operated or conducted by Sellers as of and prior to the Effective Date.

“Business Day” shall mean any day on which the banks located in Louisville, Kentucky, are open for and conduct business, excluding any Saturday, Sunday or public holiday observed in Louisville, Kentucky.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Persons” shall have the meaning set forth in Section 9.02.

“Buyer’s Obligations” shall have the meaning set forth in Section 10.01.

“Cabinet” shall have the meaning set forth in Section 5.10.

“Cap” shall mean $3,600,000.

“Capital Lease Deduct” shall have the meaning set forth in Section 5.09(d).

“Cash” shall mean cash (including cash in Sellers’ ATMs as of Closing, but expressly excluding any cash loaded into such machines after Closing, whether by or on behalf of Buyer or otherwise), cash equivalents (including U.S. Treasury securities and money-market accounts) and all stocks, mutual funds and Equity interests (excluding any Equity issued by Sellers), regardless of whether they are publicly traded.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.

“Chemetco Escrow Agreement” shall mean the Escrow Agreement to be entered into at the Closing by ISA and the Escrow Agent, in form and substance reasonably satisfactory to such Persons and Buyer.

“Chemetco Escrow Amount” shall mean $100,000, which shall be available (subject in all cases to the terms and conditions of the Chemetco Escrow Agreement) to satisfy ISA’s ongoing obligations with respect to any Environmental Claims arising out of the Chemetco Superfund Site, but shall not be used to satisfy any indemnity obligations owed by Sellers.

“Chemetco Superfund Site” shall mean the Chemetco Superfund site in Hartford, Illinois.

“Claims” shall mean any and all claims, demands, Proceedings, Orders, obligations, rights of indemnification, contribution or subrogation (including those arising out of or in any way related to any Organizational Documents, Contracts or agreements) and liabilities whatsoever, whether known or unknown, suspected or unsuspected, foreseeable or unforeseeable, contingent or fixed, liquidated or unliquidated, insured or uninsured.

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“Closing” shall have the meaning set forth in Section 8.01(a).

“Closing Agent” shall refer collectively to one or more title companies or other agents to be appointed by Buyer no later than 5 Business Days before Closing.

“Closing Date” shall mean the date on or as of which the Closing occurs.

“Closing Date Deadline” shall mean 150 days following the Effective Date, unless extended pursuant to Section 8.05(a)(iii).

“Closing Date Statement” shall have the meaning set forth in Section 2.06(b).

“Closing Statement” shall mean the statement of receipts and disbursements of funds made pursuant to or in accordance with this Agreement on the Closing Date, in form and substance satisfactory to the Parties.

“COBRA” shall mean health‑care continuation coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations promulgated thereunder (Section 4980B of the Code and Sections 601 through 608 of ERISA).

“Code” shall mean the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder, as amended.

“Computer Software” shall mean, collectively, (a) all computer software programs (including the underlying source code, if available) and all files, data, materials, manuals and other items and documentation related thereto or associated therewith (including any CAD systems, drafting, detailing or engineering software) that are owned by or licensed to any Seller or otherwise used in the Business, and (b) any hardware or equipment specifically related to or necessary to use the Computer Software.

“Confidentiality Agreement” shall refer to that certain Confidentiality Agreement entered into by Buyer, The David J. Joseph Company and ISA dated May 7, 2019.

“Contracts” shall mean all commitments, promises, contracts, leases, mortgages, licenses, agreements, bonds, indentures, purchase orders and understandings, written or oral, by which any Seller or any of the Assets, Equity or Business are bound or encumbered or relating to the Equity of any Seller, the Assets or the Business and to which any Seller is a party.

“Copyright” shall mean the rights granted under the laws of the United States or other nations to authors of original works of authorship, including literary, dramatic, musical, artistic, and certain other intellectual works of authorship, to the exclusive right of enjoyment or possession of such works, including all moral rights and all rights of publicity therein, whether or not such works are registered under national copyright laws, and all applications to register or renew the same.

“Crane Removal” shall have the meaning set forth in Section 5.10(b).

“Damages” shall have the meaning set forth in Section 9.02.

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“Deeds” shall mean one or more general warranty deeds conveying to Buyer good, clear and marketable title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, containing covenants of title stating that the grantor thereof is seized of the Real Property in fee simple, that the grantor thereof has bargained, sold and conveyed unto Buyer and its successors and assigns title to the Owned Real Property in fee simple, and that the grantor thereof will warrant and defend title against the claims of all Persons, in form and substance reasonably satisfactory to Buyer and Sellers and in recordable form.

“Direct Claim” shall have the meaning set forth in Section 9.07.

“Disputed Adjustment Item” shall have the meaning set forth in Section 2.06(e).

“Domain Name” shall mean a series or string of alphanumeric characters arranged in a TCP/IP (transmission control protocol/internet protocol) format that identifies an addressable connection on the internet or other computer network.

“Due Diligence Investigation” shall have the meaning set forth in Section 5.04(a).

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Plans” shall mean all employee benefit plans covering employees or former employees of any Seller that are maintained or contributed to by any Seller or any ERISA Affiliate, including all plans described in Section 3(3) of ERISA, and any other deferred compensation, stock, employee or retiree pension benefit, welfare benefit or other similar fringe or employee benefit plan, program, policy, contract or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, covering employees or former employees of any Seller and maintained or contributed to by any Seller or any ERISA Affiliate.

“Encumbrances” shall mean any Liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, building use restrictions and other restrictions, title exceptions, variances, limitations, reverter rights, judgments, options to purchase or lease, options to repurchase, severed mineral, oil and gas rights, riparian rights, rights-of-way, declarations, leases (written or oral), subleases (written or oral), rights of use or occupancy, rights of first refusal or offer, rights of setoff, rights of recompense and other similar rights, easements, licenses, covenants, other encumbrances and title defects of any nature whatsoever, and agreements or commitments to, or that do or may, create or suffer any of the foregoing.

“Entity” shall mean any general partnership (including limited liability partnership), limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other business organization, whether domestic or foreign.

“Environmental Claim” shall mean any claim, Proceeding, Order or written notice received by any Seller in relation to the Assets or the Business from a Person alleging liability (including liability for investigatory costs, cleanup costs, Governmental Authority response costs, costs incurred pursuant to an Order, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the Release of, or exposure of any Person to, any Hazardous Material at, on or about the Real Property; (b) the Release at any other location of any Hazardous Material generated by any Seller or of which any Seller had arranged for disposal at such other location; (c) facts or circumstances forming the basis of any actual or alleged violation of any Environmental Laws by any Seller, including actual or alleged violations regarding the Chemetco Superfund Site; or (d) circumstances in which any Seller has or may have retained or assumed either contractually or by operation of law any liability for any claims relating to an occurrence of an event described in (a), (b) or (c) of this definition alleged or asserted against any Third Party.

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“Environmental Conditions” shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, groundwater, any present drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, Release, or threatened Release of a Hazardous Material.  With respect to Environmental Claims, Environmental Conditions also include the exposure of Persons to a Hazardous Material at the work place, or the exposure of a Person or property to Hazardous Material emitted from, migrating from or otherwise emanating from or located on property owned or occupied at any time by any Seller.

“Environmental Diligence” shall mean the Phase II Environmental Site Assessments conducted by Buyer prior to the Effective Date and any subsequent reports performed by Buyer or its Representatives in connection with Buyer’s Due Diligence Investigation.

“Environmental Laws” shall mean CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act, 42 U.S.C. §6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., or any other Legal Requirement of any Governmental Authority dealing with the pollution or protection of natural resources or the environment (including the air, surface water, ground water, wetlands, land surface or subsurface strata) or with the protection of human health or safety.

“Environmental Matters” shall mean all matters relating to Environmental Laws, Environmental Claims, or Environmental Conditions.

“Environmental Permits” shall have the meaning set forth in Section 3.10(a).

“Environmental Reports” shall mean any and all written reports dated after January 1, 2015, in the possession or control of any Seller relating to (a) any Environmental Conditions in or about any Facility or (b) any Seller’s compliance with Environmental Laws at any Facility.

“Equity” shall mean, with respect to an Entity, the capital stock, membership interests, or other equity interests (as applicable) in such Entity, which denotes an ownership interest in such Entity or grants or could grant such a right by contract or otherwise to any Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with any Seller would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” shall mean the escrow agent named in the Working Capital Escrow Agreement and the Chemetco Escrow Agreement.

“Escrow Amount” shall mean an amount equal to the sum of the Working Capital Escrow Amount and the Chemetco Escrow Amount.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.06(b).

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“Estimated Working Capital Overage” shall have the meaning set forth in Section 2.06(b).

“Estimated Working Capital Underage” shall have the meaning set forth in Section 2.06(b).

“Excluded AR” shall have the meaning set forth in Section 2.02(n).

“Excluded Assets” shall have the meaning set forth in Section 2.02.

“Excluded Liabilities” shall have the meaning set forth in Section 2.04.

“Excluded Real Property Leases” shall mean that certain (i) lease agreement dated August 29, 1956 by and between Louisville and Nashville Railroad Company and Tri-City Scrap Bailing Co., Inc. for an irregular shaped parcel of land located east of yard track No. 927 used for scrap storage; (ii) lease agreement dated November 9, 2017 by and between ISA and Redden's Mobile Mechanics, Inc. for a portion of property located at 7110 Grade Lane, Louisville, Kentucky; and (iii) lease agreement dated August 1, 2013, by and between ISA and TT Repairs, Inc. for a portion of property located at 7100 Grade Lane, Louisville, Kentucky.

“Facilities” shall mean the Louisville West Facility, the Main Facility, the New Albany Facility, and the Seymour Facility.

“FCPA” shall have the meaning set forth in Section 3.20.

“Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Fluff” shall have the meaning set forth in Section 5.11(a).

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authorities” shall mean all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever, foreign or domestic, of any federal, state, county, district, municipal, city or other political subdivision.

“Hazardous Material” shall mean any chemicals, pollutants, contaminants, medical waste or specimens, toxic substances, petroleum or petroleum products, or other material, whether or not discarded, that are regulated by Environmental Laws or the Release or disposal of which creates or could create responsibility under Environmental Laws, including hazardous wastes under the Resource, Conservation and Recovery Act, 42 U.S.C. §6903 et seq., hazardous substances under CERCLA, extremely hazardous substances under the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001, et seq., asbestos, polychlorinated biphenyls and urea formaldehyde, and low‑level nuclear materials, special nuclear materials or nuclear‑byproduct materials, all within the meaning of the Atomic Energy Act of 1954, and any rules or regulations promulgated thereunder.

“Hazardous Material Personal Injury” shall mean any actual or alleged exposure of any current or former employee, contractor or agent of any Seller to a Hazardous Material in any way relating to the Business or occurring on the Real Property prior to the Closing, regardless of whether any such injury or alleged injury arising therefrom is now known or hereafter discovered.

“Indemnified Person” shall have the meaning set forth in Section 9.06(a).

“Indemnifying Person” shall have the meaning set forth in Section 9.06(a).

“Initial Payment” shall have the meaning set forth in Section 2.05(a).

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“Intellectual Property” shall mean all Patents, Copyrights, Inventions, Know-How, Trade Secrets, and Domain Names that are used in the Business, and all License Agreements to which any Seller is a party.

“Invention” shall mean a novel, useful and non-obvious process, machine, composition of matter, or article of manufacture, and any novel, useful and non-obvious improvement thereof.

“Inventory” shall mean the inventories of any Seller related to the Business and consisting only of finished goods, work in progress and raw materials.

“Inventory Value” shall mean an amount, calculated by Buyer during the Adjustment Period, equal to (a) the Preliminary Inventory Value minus the sum of (b) (i) $20 for each net ton of Fluff remaining at any Facility as of the Closing, plus (ii) the costs, including lab fees, necessary to properly characterize such Fluff as Hazardous Material or non-Hazardous Material, as applicable, plus (iii) any additional costs incurred by Buyer in disposing of such Fluff to the extent such Fluff is characterized as anything other than non-Hazardous Material; provided, however, with respect to clauses (ii) and (iii), that such costs are reasonable, are consistent with customary industry practices and Buyer’s past practices, and are incurred on an arms-length basis with Persons who are not Affiliates of Buyer.

“IRS” shall mean the Internal Revenue Service.

“ISA” shall have the meaning set forth in the Preamble.

“ISA Board” shall have the meaning set forth in Section 3.03.

“ISA Shareholder Meeting” shall have the meaning set forth in Section 5.05(b).

“KDOW” shall have the meaning set forth in Section 5.10.

“Know-How” shall mean knowledge and experience of a technical, commercial, administrative, financial or other nature, which has practical application to the operation of the Business.

“Knowledge of Buyer” shall mean (a) the actual knowledge of any of the persons listed on Schedule 1.01(a); or (b) any information that those individuals listed on Schedule 1.01(a) would reasonably be expected to be aware of in the prudent discharge of their duties in the Ordinary Course of Business, but that may not be actually known to such persons.

“Knowledge of Sellers” shall mean (a) the actual knowledge of any of the persons listed on Schedule 1.01(b); or (b) any information that those individuals listed on Schedule 1.01(b) would reasonably be expected to be aware of in the prudent discharge of their duties in the Ordinary Course of Business, but that may not be actually known to such persons.

“KPDES Fines” shall have the meaning set forth in Section 2.04(i).

“KPDES Order” shall have the meaning set forth in Section 5.10.

“KPDES Permit” shall have the meaning set forth in Section 5.10.

“Leased Property” shall mean all real property that is leased, licensed, or subleased by any Seller in the Business (but excluding the Owned Real Property), including all improvements, buildings, structures, and all fixtures related thereto, and together with all beneficial easements appurtenant thereto, all as set forth on Schedule 2.01(e).

“Legal Requirements” shall mean all statutes, ordinances, codes (including building codes, zoning codes or licensing requirements), rules, regulations, restrictions (including land use restrictions), covenants, Permits, Permit terms and conditions, Orders, legally binding determinations or awards of any Governmental Authorities or arbitrator.

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“Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” shall mean any Contract pursuant to which any Seller has rights in or to any Intellectual Property or Computer Software from any Person, and any Contract pursuant to which any Seller has licensed or transferred or agreed to license or transfer any rights in or to any Intellectual Property or Computer Software to any Person.

“Louisville West Facility” shall mean Sellers’ facility located on Camp Ground Road in Louisville, Kentucky.

“Main Facility” shall mean Sellers’ facility located on Grade Lane in Louisville, Kentucky.

“Material Adverse Effect” shall mean a condition, fact or circumstance that, individually or in the aggregate, has (or could reasonably be expected to have) a material adverse effect on (a) the ownership or use of the Assets, taken as a whole, (b) the operation of the Business as operated by Sellers on the Effective Date or as contemplated to be operated by Buyer after the Closing, taken as a whole, or (c) the ability of any Seller to perform its obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any condition, fact or circumstance directly or indirectly arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Legal Requirements or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the Transaction, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Sellers and the Business; or (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any condition, fact or circumstance referred to in clauses (i) through (iv) and (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent such condition, fact or circumstance has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates.

“Material Consumers” shall have the meaning set forth in Section 3.21.

“Material Contracts” shall have the meaning set forth in Section 3.13.

“Material Suppliers” shall have the meaning set forth in Section 3.22.

“Net Working Capital” shall mean, at the time of determination, the sum of (a) an amount equal to the Inventory Value plus (b) an amount equal to the aggregate value of Accounts Receivable plus (c) an amount equal to the aggregate value of the Prepaid Expenses minus (d) an amount equal to the aggregate value of Accounts Payable minus (e) an amount equal to the aggregate value of the Assumed Accruals.

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“New Albany Facility” shall mean Sellers’ facility located on State Road in New Albany, Indiana.

“Objection Notice” shall have the meaning set forth in Section 2.06(e).

“OFAC” shall have the meaning set forth in Section 3.26.

“Off-Site Environmental Matters” shall mean the Liability or potential Liability pursuant to Environmental Laws that arises from an arrangement (whether by contract, agreement, or otherwise) made by any Seller in connection with the Business or a Facility prior to the Closing Date (a) with a transporter for the transport, disposal or treatment of Hazardous Material owned or possessed by any Seller or by any other Person, or (b) for the disposal or treatment of Hazardous Material owned or possessed by any Seller or by any other Person.  Off-Site Environmental Matters include Liability or potential Liability pursuant to CERCLA § 104(e) requests for information, CERCLA special notices, response costs and demand letters and CERCLA orders (including administrative orders on consent) and decrees related to such arrangements.

“Order” shall mean any award, writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Authority or arbitrator pursuant to a Proceeding.

“Ordinary Course of Business” shall mean, with respect to any action taken by a Person, that such action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors, board of managers or Equity holders of such Person (or by any Person or group of Persons exercising similar authority).

“Organizational Documents” shall mean, with respect to any Person, the articles of incorporation or organization, certificate of incorporation or formation, by-laws, operating agreement, shareholders’ agreement, trust agreement or other organizational or governing documents of such Person.

“Overall Cap” shall mean an amount equal to the Purchase Price.

“Owned Real Property” shall mean all real property that is owned by any Seller and used in the Business (including all improvements, buildings, structures, and all fixtures related thereto), all as set forth on Schedule 2.01(d).

“Parent” shall have the meaning set forth in the Preamble.

“Party” shall mean any party to this Agreement, its permitted successors and assigns.

“Patent” shall mean Letters Patent, issued under the laws of the United States or other nation, granting an inventor the exclusive right to the enjoyment or possession of its Invention for a limited time; and including all original applications for Letters Patent, all divisional, continuation, continuation-in-part, reissue, reexamination, and extension applications for Letters Patent, and all counterpart Letters Patent and applications for Letters Patent claiming priority therefrom.

“Payoff Amounts” shall have the meaning set forth in Section 5.09(d).

“Permits” shall mean all licenses, permits, consents, approvals and other authorizations of or from all Governmental Authorities (including certificates of occupancy, building or construction permits, business licenses or permits required by any Environmental Laws) that are required by any Governmental Authority for the ownership of the Assets, or the conduct of the Business, as of the Effective Date.  Permits shall also include any certifications, authorizations, approvals or endorsements of accreditation bodies applicable to the Business or the ownership or operation thereof.

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“Permitted Encumbrances” shall mean (i) any Encumbrances for Taxes or assessments not yet due and payable as of the Closing Date or being contested in good faith by appropriate procedures, (ii) zoning, building codes and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property, (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to Real Property and other title defects which do not materially impair the use, valuation or occupancy of Real Property or the operation of the Business, and (iv) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business and not attributable to past due payment obligations of any Seller, (v) other than with respect to Owned Real Property, liens arising under the original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and set forth on Schedule 1.01(c)(v); and (vi) those Encumbrances set forth on Schedule 1.01(c)(vi).

“Person” shall mean any individual, Entity, trustee or Governmental Authority.

“Physical Inventory” shall have the meaning set forth in Section 2.06(a)(i).

“Post-Closing Tax Period” shall mean (i) any Tax period beginning and ending after the Closing Date; and (ii) the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean (i) any Tax period beginning and ending on or before the Closing Date; and (ii) the portion of any Straddle Period ending on (and including) the Closing Date.

“Preliminary Inventory Value” shall have the meaning set forth in Section 2.06(a)(ii).

“Prepaid Expenses” shall mean those prepaid expenses set forth in Schedule 1.01(d) in the amounts so set forth on such Schedule.

“Prepared Inventory” shall mean any Inventory that is segregated in a pile, baled, bundled or otherwise ready for shipment (whether or not loaded onto a trailer at a Facility) as is customary for the applicable product type, consistent with the prepared inventory schedule attached for illustrative purposes as Schedule 1.01(e).  For the avoidance of doubt, Prepared Inventory shall include (i) ferrous material that is sold as loose material, has been sorted and/or baled and needs no further segregation, handling or processing (other than loading), (ii) non-ferrous metal that has been packaged and tagged in accordance with a consumer’s specifications, (iii) non-ferrous metal that is sold as loose material, has been sorted and needs no further segregation, handling or processing (other than loading), and (iv) all other non-ferrous metal that can be sold to Sellers’ consumers as presently stored by any Seller without any further segregation, handling or processing (other than loading and/or off-loading).

“Proceeding” shall mean any action, arbitration, audit, collection action, hearing, cause of action, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, or any private arbitration, mediation or other alternative dispute resolution proceeding.

“Purchase Price” shall mean an amount equal to $23,300,000, plus or minus, as applicable, the Purchase Price Adjustment.

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“Purchase Price Adjustment” shall have the meaning set forth in Section 2.06(c).

“Purchase Price Adjustment Deficit” shall have the meaning set forth in Section 2.06(g)(i).

“Purchase Price Adjustment Statement” shall have the meaning set forth in Section 2.06(c).

“Purchase Price Allocation” shall have the meaning set forth in Section 5.06.

“Real Property” shall mean, collectively, the Owned Real Property and the Leased Property.

“Real Property Leases” shall mean those leases set forth on Schedule 2.01(e), pursuant to which Sellers lease or sublease the Owned Real Property and/or Leased Property.

“Related Party” shall mean any partner, shareholder, director, officer, trust, trustee or similar fiduciary of any Seller or any of its Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Material other than in full compliance with Environmental Laws.

“Representatives” shall mean, with respect to a Party, such Party’s officers, directors, employees, representatives, consultants, counsel and agents, and anyone acting on the behalf of such Party.

“Restricted Territory” shall have the meaning set forth in Section 5.08(a).

“Retained Crane” means the rebuilt Sennebogen 825 material handling crane acquired from Brandeis Machinery and being retained by Sellers.

“Schedule Supplement” shall have the meaning set forth in Section 5.13.

“Seller Indemnified Persons” shall have the meaning set forth in Section 9.04.

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Fundamental Representations and Warranties” shall mean the representations and warranties of Sellers in Sections 3.01, 3.02, 3.03, 3.04, 3.07(a), 3.09(a) and 3.18.

“Seymour Facility” shall mean Sellers’ facility located on County Road 900 West in North Vernon, Indiana.

“Shareholder Approval” shall have the meaning set forth in Section 5.05(b).

“Straddle Period” shall mean any Tax period beginning on or before the Closing Date and ending thereafter.

“Subsidiary” shall mean as to any Person, an Entity of which 50% or more of the voting power of the outstanding voting Equity or 50% or more of the outstanding economic Equity is held or controlled, directly or indirectly, by such Person.

“Tangible Personal Property” shall mean all machinery, equipment, trade fixtures, tools, furniture, office equipment, computers and related hardware components, supplies, materials, motor vehicles, tractor trailer rigs, and other items of tangible personal property (including all spares and maintenance parts but excluding Inventory on hand as of the Closing Date) of every kind owned or leased by any Seller wherever located and however affixed to any real property, together with any express or implied warranties (if and to the extent transferable) by the manufacturers, vendors or lessors of such property or of any item or component part thereof, and all maintenance records and other documents related thereto, except for the Excluded Assets.

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“Target Net Working Capital” means $8,400,000.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, occupation, privilege, premium, windfall profits, environmental (including taxes under §59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, sales, use, transfer, transaction privilege, private car, registration, unclaimed property, value added, alternative or add‑on minimum, estimated or other tax of any kind whatsoever, including payment in lieu of Taxes, interest or penalties on and additions to all of the foregoing, that are due to any Governmental Authority.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including schedules and attachments thereto and including amendments thereof.

“Third Party” shall mean any Person other than Buyer, any Seller and any of their respective Affiliates.

“Third-Party Claim” shall have the meaning set forth in Section 9.06(a).

“Title IV Plan” shall mean an Employee Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trade Secret” shall mean business or technical information, including any formula, pattern, program, device, compilation of information, method, technique, or process that: (a) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademark” shall mean the rights granted a Person under state or federal laws of the United States or other nations, to use the words, names, symbols, sounds, or colors it uses to identify itself as the source of the goods or services it provides in commerce, whether such words, names, symbols, sounds, or colors are used as a trademark, trade dress, service mark, logo, trade name, corporate name, or assumed name, and whether or not such are registered under state or national trademark laws, and including all applications to register or renew the same.

“Transaction” shall mean the sale and purchase of the Assets and assumption of the Assumed Liabilities contemplated by this Agreement, together with any and all related transactions and proceedings designed to implement, facilitate or expedite such sale and purchase of the Assets and assumption of the Assumed Liabilities.

“Unprepared Inventory” shall mean all Inventory that is not Prepared Inventory.

“Working Capital Escrow Agreement” shall mean the Escrow Agreement to be entered into at the Closing by Buyer, ISA and the Escrow Agent, in form and substance reasonably satisfactory to such Persons.

“Working Capital Escrow Amount” shall mean $600,000, which shall be available (subject in all cases to the terms and conditions of the Escrow Agreement) to satisfy the potential Purchase Price Adjustment owed by Sellers, but shall not be used to satisfy any indemnity obligations owed by Sellers.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Net Working Capital.

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1.02           Terms Generally

As used in this Agreement, and unless the context requires otherwise:

(a)                references to “include” or “including” mean including without limitation;

(b)                the gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural;

(c)                references to a numbered “Section”, “Article” or “Schedule” refer to such Section, Article or Schedule of this Agreement;

(d)                references to “hereof”, “herein” and derivative or similar words refer to this Agreement;

(e)                references to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time;

(f)                 references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder;

(g)                reference to a time of day shall refer to such time in Louisville, Kentucky; and

(h)             the divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement; and

(i)             references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day.

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Article II.
SALE OF ASSETS AND RELATED MATTERS

2.01           Sale of Assets

Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, all right, title and interest in and to the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.  The sale, assignment, conveyance, transfer, and delivery of the Assets by Sellers to Buyer shall be made at the Closing by the execution and delivery of one or more Deeds, Bills of Sale, Assumption Agreements and such other assignments, licenses, endorsements and other appropriate instruments of transfer as Buyer shall reasonably request to vest in Buyer good and marketable title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  Without limiting the generality of the foregoing, the Assets shall include all of the following:

(a)                all Accounts Receivable;

(b)                all Prepaid Expenses;

(c)                all Inventory;

(d)                all Owned Real Property;

(e)                all rights in, to and under the Real Property Leases, other than the Excluded Real Property Leases;

(f)                 all Tangible Personal Property, including that listed on Schedule 2.01(f);

(g)                all rights under those Contracts set forth on Schedule 2.01(g) (collectively, the “Assumed Contracts”);

(h)               all legally transferable Permits and other approvals (including pending approvals) of Governmental Authorities relating to the ownership, development and operations of the Business or the Assets described on Schedule 2.01(h);

(i)                  all rights in and to all Intellectual Property and, to the extent assignable, all Computer Software, including that set forth on Schedule 2.01(i);

(j)                  all Sellers’ Trademarks, general intangibles relating to the Business, including those set forth on Schedule 2.01(j);

(k)              all records relating to the Business or the Assets (including equipment records, project plans, documents, catalogs, books, records, files and operating manuals), but excluding the records described in Section 2.02(b), (c) and (l);

(l)                  copies of all supplier lists and consumer lists for the last 3 fiscal years related to the Business;

(m)           any and all Claims of Sellers relating to the Assets or the Business (but excluding, however, any rights of any Seller in any Proceeding to which it is a party at Closing, any Claims described in Section 2.02(i), and any insurance claims under any insurance policy maintained by any Seller (other than insurance claims under the AR Insurance)); and

(n)                all right, title and interest of any Seller in, to, and under any incentives from any Governmental Authority relating to the Assets or the Business.

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2.02           Excluded Assets

Notwithstanding the generality of Section 2.01, the following assets are not a part of the Transaction and are excluded from the Assets (collectively, the “Excluded Assets”):

(a)                all Cash (including the Purchase Price), bank accounts and Equity of Sellers;

(b)              the corporate seal, minute books, Equity records and other documents relating to the corporate or other legal organization of any Seller, Tax Returns (including all related schedules, records, files and other documents and all other records required by applicable Legal Requirements to be maintained to support such Tax Returns), and other Tax records of any Seller or relating to the Business;

(c)                the original of any books and records that Sellers are required by applicable Legal Requirement to retain, so long as Sellers deliver at least one copy thereof to Buyer;

(d)                all Tax assets (including duty and Tax refunds, repayments and prepayments) of or relating to any Seller (or any Affiliate or other equity owner of any Seller);

(e)                all Employee Benefit Plans and assets therein;

(f)                 all insurance policies maintained by any Seller, and the rights to receive payments thereunder (other than insurance claims under the AR Insurance);

(g)                the rights of any Seller under the legally non‑transferable Permits applicable to the Business set forth in Schedule 2.02(g);

(h)                all rights of any Seller in any Proceeding to which it is a party as of the Closing;

(i)               any Claims, whether choate or inchoate, known or unknown, contingent or non-contingent, against third parties that (i) relate exclusively to events and activities before Closing, and (ii) have no impact on the value or operation of the Assets or the Business;

(j)                 all rights of any Seller in any Contracts that are not Assumed Contracts, including the Excluded Real Property Leases;

(k)                any of the rights or consideration that will accrue to any of the Sellers under this Agreement or any of the other documents contemplated by this Agreement, including the consideration paid to ISA for the benefit of all Sellers pursuant to this Agreement;

(l)                  any attorney-client privileged materials of Sellers relating to the Transactions (for the avoidance of doubt, the Assets shall include attorney-client privileged materials generally relating to the Assumed Liabilities, but shall not include any attorney-client privileged materials relating to negotiations between Sellers and Buyer relating to the Assumed Liabilities or the allocation thereof in connection with the Transactions);

(m)              those accounts and notes receivable of Sellers set forth on Schedule 2.02(m) (the “Excluded AR”); and

(n)                any other assets listed in Schedule 2.02(n) or otherwise excluded by mutual written agreement of the Parties.

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2.03           Assumed Liabilities

As of the Closing, Buyer shall assume and agree to perform and discharge only (a) the Accounts Payable, (b) subject to the provisions of Section 2.04(f), the performance obligations of the applicable Seller arising under the Assumed Contracts from and after Closing pursuant to the terms thereof, (c) the Assumed Accruals, (d) any liabilities for non-compliance with the KPDES Permit or the final KPDES Order and BMP Plan, including any civil penalties, stipulated penalties, or other fines or liabilities, but only to the extent arising thereunder and attributable to post-Closing operations at the Main Facility, and (e) the liabilities and obligations for Taxes relating to the Business, the Assets, or the other Assumed Liabilities for any Post-Closing Tax Period ((a) through (e), collectively, the “Assumed Liabilities”).  At the Closing, Sellers will assign to Buyer the Assumed Liabilities, and Buyer will assume and agree to timely perform and fully discharge the Assumed Liabilities, pursuant to an assignment and assumption agreement with Sellers, in form and substance reasonably acceptable to both Buyer and ISA (the “Assumption Agreement”).

2.04           Excluded Liabilities

Notwithstanding anything herein to the contrary, Buyer does not and will not assume, or otherwise become liable or responsible for, any Liabilities of any Seller of any type or nature other than the Assumed Liabilities (all Liabilities of any Seller other than the Assumed Liabilities, collectively, the “Excluded Liabilities”) as a result of this Agreement or the Transaction, regardless of whether or not any of such Excluded Liabilities are the subject matter of any of the representations and warranties of Sellers in this Agreement.  Sellers shall retain and agrees to satisfy and discharge, or otherwise be responsible for, all of the Excluded Liabilities, including the following Excluded Liabilities:

(a)             all of the Sellers’ costs and expenses of operating the Businesses prior to the Closing, including utilities, insurance, and any amounts owed to employees for accrued salary, vacation, bonuses, and time off, except for the Accounts Payable and any other Assumed Liabilities;

(b)                all Claims and Liabilities payable by any Seller to its Affiliates;

(c)                all real property mortgage indebtedness owed by any Seller or any Party and any other indebtedness secured by real property or any interest therein;

(d)                all Claims and Liabilities owed by any Seller under lines of credit, long- and short-term indebtedness to financial institutions or other holders of any Seller-issued debt instruments and other similar financings, including letters of credit and guarantees;

(e)                all Liabilities of the Sellers for Taxes relating to the Business, the Assets, or the Assumed Liabilities for any Pre-Closing Tax Period (including Taxes of a Seller that arise as a result of the Transaction);

(f)              all Liabilities under any Contract (i) to the extent attributable to any pre-Closing acts, omissions or obligations of any Seller, or (ii) that is not fully and effectively assigned to Buyer (including any required consent or approval of the other parties thereto where such consent or approval has not been either obtained by the applicable Seller prior to the Closing or waived in writing by Buyer) unless the benefits of such Contract are made fully available to Buyer;

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(g)                any Seller’s Liabilities for any and all pending or threatened (in writing to Sellers) Proceedings existing at the time of the Closing;

(h)                all known or unknown Environmental Claims arising out of the ownership, use or operation of any of the Assets during the period of occupancy by any Seller on the Real Property, prior to the Closing, including the presence, Release or threatened Release or disposal of Hazardous Materials prior to the Closing and any Liabilities of any Seller arising as a result of acts or occurrences occurring prior to the Closing under any Environmental Laws, regardless of whether, by operation of law, Buyer is or may also be liable for such Claims (and for purposes of this item (h) only, the term “Seller” shall include any Seller and any Entity of which any Seller is the successor by merger, consolidation or reorganization);

(i)                  all fines, penalties and similar Liabilities, relating to any noncompliance with the KPDES Permit, to the extent set forth or called for under the KPDES Order or otherwise, attributable to pre-Closing time periods (collectively, the “KPDES Fines”);

(j)                all product liabilities, consumer complaints, warranty issues and other Claims or Liabilities arising out of the sale of products or the furnishing of services by any Seller prior to the Closing;

(k)                all Claims and Liabilities relating to the assets and properties of any Seller that are not included in the Assets;

(l)                  all Claims and Liabilities relating to the classification by any Seller of employees of any Seller or leased employees placed with any Seller;

(m)              all Claims and Liabilities arising out of or relating to income and employment Tax withholding on leased employees placed with any Seller;

(n)                all Claims and Liabilities under all of Sellers’ Employee Benefit Plans;

(o)                all employment-related Claims against any Seller;

(p)                all Claims arising out of any Seller’s compliance or noncompliance with any Legal Requirement prior to the Closing;

(q)                all known or unknown Off-Site Environmental Matters;

(r)                 all other Claims and Liabilities that are not Assumed Liabilities; and

(s)                 the Parties intend that upon the Closing, the Buyer and its Affiliates shall not and shall not be deemed to: (i) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to any Seller, including a “successor employer” for the purposes of the Code, ERISA, Environmental Law or other applicable Legal Requirements; (ii) have any responsibility or liability for any obligations of any Seller, or any Affiliate of any Seller, based on any theory of successor or similar theories of liability; (iii) have, de facto or otherwise, merged with or into any Seller; (iv) be an alter ego or a mere continuation or substantial continuation of any Seller, including within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other Legal Requirements (including filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to any Seller’s liability under such Legal Requirements; or (v) be holding itself out to the public as a continuation of any Seller.

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2.05           Purchase Price

(a)                At the Closing, Buyer shall pay to ISA, for the benefit of all Sellers, by wire transfer of immediately available funds to such account or accounts as ISA specifies in writing (which instructions shall be provided to Buyer no fewer than 2 Business Days prior to the Closing), an amount equal to (the “Initial Payment”):

(i)                  $23,300,000; plus

(ii)               the Estimated Working Capital Overage, if any; minus

(iii)             the Estimated Working Capital Underage, if any; minus

(iv)              the Escrow Amount; minus

(v)                the Payoff Amounts.

(b)                In addition, at the Closing, Buyer shall (i) remit to the Escrow Agent the Escrow Amount, and (ii) deliver the Payoff Amounts (other than the Capital Lease Deduct amount, which amount shall be retained by Buyer) to the applicable Persons via wire transfer of immediately available funds in the manner set forth in the Closing Statement (provided, however, that the portions of the Payoff Amount properly attributable to Tax withholdings as required by applicable Legal Requirements, if any, shall be remitted to the appropriate taxing authorities in due course).  The Parties acknowledge and agree that in no event shall Buyer be obligated to disburse funds hereunder in excess of the Purchase Price.

(c)                Buyer shall be entitled to deduct and withhold from the Initial Payment to ISA hereunder all Taxes that Buyer may be required to deduct and withhold under any applicable provision of Tax-related Legal Requirements.  To the extent that any such withheld amounts are properly deducted or withheld and remitted to the relevant taxing Governmental Authority in accordance with applicable Legal Requirements, they shall be treated as delivered to ISA hereunder.  If Buyer intends to withhold any Taxes pursuant to this Section 2.05(c) from amounts payable to ISA, Buyer shall provide written notice to ISA at least three (3) Business Days in advance of Closing stating the amounts proposed to be withheld and the reasons for the withholding, and shall provide ISA with an opportunity to discuss whether such withholding is appropriate.  Buyer shall reasonably cooperate with ISA in pursuing any refund claim relating to Taxes withheld pursuant to this Section 2.05(c).  If Buyer or any of its Affiliates receives any Tax refund relating to any withholding from amounts payable or paid to ISA, Buyer will promptly pay such refund to ISA in immediately available funds.

2.06           Net Working Capital Adjustment

(a)                Calculation of Preliminary Inventory Value.  Preliminary Inventory Value shall be calculated as follows:

(i)                  The quantity of the Inventory shall be determined based upon a physical inspection of all Inventory taken by representatives of Sellers and Buyer at the Facilities no more than 3 days prior to Closing (the “Physical Inventory”).  The preliminary value to be assigned to the Inventory shall be as set forth below.  Buyer and Sellers will work together in good faith in order to accomplish the Physical Inventory in an efficient manner and will direct their respective Representatives to do likewise.  The count and amounts determined by the Physical Inventory shall be rolled forward 3 days in order to account for purchases and sales of such Inventory made by Sellers in the Ordinary Course of Business prior to Closing.  Sellers covenant and agree not to encumber, and not to sell or dispose except in the Ordinary Course of Business, any Inventory following completion of the Physical Inventory.

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(ii)               During the Physical Inventory, Representatives from Buyer and ISA shall assess the preliminary value to be assigned to the Unprepared Inventory (as delivered to and unloaded at the Facilities) based on the average cost by grade per gross ton for ferrous material and per pound for non-ferrous material, as shown on Sellers’ purchase journals (excluding, for purposes of calculating such average cost, any Affiliate transactions) for the thirty (30) day period immediately preceding the date the Physical Inventory is performed, plus $10 per gross ton for ferrous material and $0.01 per pound for nonferrous material.  ISA shall provide Buyer with such documentation as Buyer may reasonably request to verify the information set forth in Sellers’ purchase journals.  The preliminary value to be assigned by Representatives from each of Buyer and ISA to Prepared Inventory shall be the “market price” for such material, defined as the then-current Ex Works (Incoterms 2010) price for each specific grade determined pursuant to actual sale data (collated on a localized basis) as mutually agreed to by the Parties during the Physical Inventory minus, as applicable, (i) $10 per gross ton for loading cost, normal selling expenses and nominal profit for ferrous material and (ii) $0.01 per pound for loading cost, normal selling expenses and nominal profit for non-ferrous material.  Immediately following the completion of the Physical Inventory, but before delivery by ISA of the Closing Date Statement pursuant to Section 2.06(b), ISA and Buyer shall determine in good faith the calculation of the preliminary purchase price for Sellers’ Inventory in accordance with the foregoing.  Senior management of Buyer and ISA shall negotiate in good faith to attempt to resolve any dispute among their representatives with respect to the final determination of the preliminary Inventory value.  The aggregate preliminary value of the Inventory as agreed to by Buyer and ISA is referred to herein as the “Preliminary Inventory Value”.

(b)                Not fewer than 1 Business Day prior to the Closing, ISA shall deliver to Buyer a statement (the “Closing Date Statement”) setting forth its good faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”) and the resulting estimated Working Capital Underage (the “Estimated Working Capital Underage”) or the resulting estimated Working Capital Overage (the “Estimated Working Capital Overage”), as applicable, as of Closing and using the Preliminary Inventory Value (in lieu of Inventory Value) calculated pursuant to Section 2.06(a).  Buyer shall have the opportunity to review all materials and information used by the Sellers in preparing such estimate, and the Sellers shall make available such personnel as are reasonably necessary to assist Buyer in its review of such estimate.

(c)                Within 45 days after the Closing Date (the “Adjustment Period”), Buyer shall prepare and deliver to ISA a statement (the “Purchase Price Adjustment Statement”) setting forth its calculation of the Net Working Capital as of the Closing, including its calculation of Inventory Value. For the avoidance of doubt, in the preparation of the Purchase Price Adjustment Statement and the calculation of the Inventory Value, the Preliminary Inventory Value when determining Inventory Value calculated pursuant to Section 2.06(a) shall not be subject to review or adjustment. If the Net Working Capital shown in the Purchase Price Adjustment Statement is greater than (resulting in a payment due to the Sellers), or less than (resulting in a payment due to Buyer), the Estimated Net Working Capital, then Buyer or the Sellers, as applicable, shall pay the other, in accordance with the procedures of Section 2.06(f), the amount of such difference (any such payment, a “Purchase Price Adjustment”).

(d)                Buyer and Sellers shall provide each other and their respective representatives with reasonable access to the applicable business records and relevant personnel and properties during the preparation of the Purchase Price Adjustment Statement and the resolution of any disputes that may arise under this Section 2.06.

(e)                If ISA disagrees with the determination of the Purchase Price Adjustment, ISA shall notify Buyer in writing (an “Objection Notice”) of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement to ISA, which Objection Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement (collectively, the “Disputed Adjustment Items”).  After the end of such thirty (30) day period, ISA may not introduce additional Disputed Adjustment Items or increase the amount of any Disputed Adjustment Item, and any item not so identified shall be deemed to be agreed to by ISA and will be final and binding upon the parties to this Agreement.  The failure of ISA to deliver an Objection Notice to Buyer within thirty (30) days after delivery of the Purchase Price Adjustment Statement to ISA shall be deemed acceptance of the Purchase Price Adjustment Statement and agreement to the Purchase Price Adjustment amount set forth therein by the Sellers.

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(f)                 Subject to Section 2.06(e), Buyer and ISA shall negotiate in good faith to resolve any Disputed Adjustment Items and any resolution agreed to in writing by Buyer and ISA shall be final and binding upon the parties.  If Buyer and ISA are unable to resolve all Disputed Adjustment Items within twenty (20) days of delivery of a written Objection Notice to Buyer, then the disputed matters shall be referred for final determination to Crowe LLP, 9600 Brownsboro Road, Suite 400, Louisville, KY 40241 (the “Accounting Arbitrator”), or such other recognized accounting firm mutually agreed upon by Buyer and ISA.  The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and ISA have disagreed within the time periods and amounts and on the terms specified in Section 2.06(e) and must resolve all unresolved Disputed Adjustment Items in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall deliver to Buyer and ISA, as promptly as practicable and in any event within 60 days after its appointment, a written report setting forth the resolution of any unresolved Disputed Adjustment Items determined in accordance with the terms herein.  The Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or ISA or less than the smallest value for such item claimed by either Buyer or ISA.  Such report shall be final and binding upon all of the parties to this Agreement (including the Seller) provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction, but only upon a finding that the Accounting Arbitrator committed manifest mathematical error with respect to its determination.  Upon the agreement of Buyer and ISA or the decision of the Accounting Arbitrator, or if ISA fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.06(e), the Purchase Price Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.06.  The fees, expenses and costs of the Accounting Arbitrator will be borne by Buyer, on the one hand, and the Sellers, on the other hand, in the same proportion that the dollar amount of the Disputed Adjustment Items lost by Buyer on the one hand, or the Sellers, on the other hand, bears to the total amount of the Disputed Adjustment Items that are resolved by the Accounting Arbitrator, and the Accounting Arbitrator shall set out the apportionment of such fees, expenses and costs in the Accounting Arbitrator’s written report.

(g)                Any Purchase Price Adjustment shall be paid within 5 Business Days after its final determination pursuant to this Section 2.06, by wire transfer of immediately available funds from the Party obligated to make such payment to an account designated by the Party receiving such payment.

(i)                  Any Purchase Price Adjustment owed by the Sellers shall be first satisfied from the Working Capital Escrow Amount until the Working Capital Escrow Amount is exhausted.  If the Purchase Price Adjustment (A) is owed by the Sellers but is less than the Working Capital Escrow Amount, then Buyer shall direct the Escrow Agent to pay to the Sellers an amount equal to the Working Capital Escrow Amount minus the Purchase Price Adjustment (which amount shall be retained by Buyer), or (B) exceeds the Working Capital Escrow Amount (such difference, the “Purchase Price Adjustment Deficit”), then Buyer shall retain the entire Working Capital Escrow Amount and the aggregate Purchase Price Adjustment Deficit amount shall be paid by the Sellers to Buyer.  The Sellers shall be liable on a joint and several basis for any Purchase Price Adjustment Deficit amounts.

(ii)               In the event a Purchase Price Adjustment is to be paid by Buyer, Buyer shall pay to the Sellers an amount equal to the Purchase Price Adjustment and shall direct the Escrow Agent to pay to Sellers the Working Capital Escrow Amount.

(h)                The Sellers and Buyer agree to treat any payment made pursuant to this Section 2.06 as an adjustment to the Purchase Price for federal, and applicable state and local, income Tax purposes.

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2.07           Sellers’ Representative

(a)                By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints ISA, and by its signature hereto ISA hereby accepts such appointment, as its true and lawful agent and attorney-in-fact, with full power of substitution to act in each Seller’s name, place and stead with respect to or in connection with this Agreement and the Transaction, and to act on each Seller’s behalf in any dispute, litigation or arbitration involving this Agreement or the Transaction, and to do or refrain from doing all such further acts and things, and execute all such documents, as ISA shall deem necessary or appropriate in connection with this Agreement or the Transaction, including the power:

(i)                  to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of each Seller that ISA deems necessary or appropriate in connection with the consummation of the Transaction;

(ii)               to do or refrain from doing any further act or deed on behalf of each Seller that ISA deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Transaction, as fully and completely as such Seller could do if present, including make any determination pursuant to Sections 2.06, and take any action pursuant to Article IX (and to negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims); and

(iii)             to retain legal counsel, accountants, consultants and other experts at the expense of the Sellers, and incur any other reasonable expenses (which shall be for the account of the Sellers), in connection with all matters and things set forth or necessary with respect to this Agreement and the Transaction and to take all actions reasonably necessary or appropriate in the good faith judgment of ISA for the accomplishment of any or all of the foregoing.

(b)                The appointment of ISA as agent of the Sellers shall be deemed coupled with an interest and shall be irrevocable and Buyer, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of ISA on behalf of the Sellers (or any one of them) in all matters related to or in connection with this Agreement and the Transaction.  All notices delivered by Buyer to ISA (whether pursuant hereto or otherwise) for the benefit of the Sellers (or any one of them) shall constitute notice to the Sellers.  ISA shall act for the Sellers on all matters set forth in this Agreement in the manner ISA believes in its sole discretion to be in the best interest of the Sellers and consistent with its obligations under this Agreement.

(c)                All actions, decisions and instructions of ISA taken, made or given pursuant to the authority granted to ISA pursuant to this Section 2.07 shall be conclusive and binding upon the Sellers, the Sellers shall not have the right to object, dissent, protest or otherwise contest the same, and Buyer shall be entitled to conclusively rely on any and all such actions, decisions and instructions of ISA.  The provisions of this Section 2.07 are independent and severable, shall constitute an irrevocable power of attorney coupled with an interest and surviving Bankruptcy, granted by the Sellers to ISA, and shall be binding upon the successors and assigns of the Sellers.  Neither Buyer nor any of its Affiliates shall have any liability or obligation with respect to or in connection with the acts or omissions of ISA.

(d)                ISA shall not be liable to any Seller for any action taken by ISA pursuant to this Agreement unless ISA has acted in bad faith or with gross negligence or willful misconduct, and the Sellers shall indemnify ISA from any losses arising out of or relating to ISA serving as Sellers’ representative hereunder. ISA is serving in the capacity as representative of the Sellers hereunder solely for purposes of administrative convenience.

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Article III.
REPRESENTATIONS AND WARRANTIES OF Seller

Sellers hereby jointly and separately represent and warrant to Buyer that the statements contained in this Article III are true, correct and complete as of the Effective Date and, except where expressly limited to a specific date, shall be true, correct and complete as of the Closing Date.

3.01           Organization

Each Seller is duly organized or formed, validly existing and in good standing under the laws of the state set forth opposite its name on Schedule 3.01.  Each Seller is licensed, registered, qualified or admitted to do business, and in good standing, in each jurisdiction in which the ownership, use or leasing of the Assets, or the conduct or nature of the Business, makes such licensing, qualification, or admission necessary, except where such failure would not have a Material Adverse Effect.  There are no outstanding options, warrants or other securities or rights to acquire, directly or indirectly, the Equity of any Seller, nor are there any outstanding securities that are convertible or exchangeable into Equity of any Seller.

3.02           Powers; Consents; Absence of Conflicts

Except as set forth on Schedule 3.02, no Seller owns any Equity of any other Person.  Each Seller has all requisite entity power and authority to conduct its respective portion of the Business as presently conducted.  Each Seller has all requisite entity power and authority to enter into, execute and deliver this Agreement and all other agreements, instruments, certificates and documents to which it is a party, executed or to be executed in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. Further, the execution, delivery and performance hereof, and the consummation of the Transaction, as applicable:

(a)                are (assuming receipt of the Shareholder Approval) within the entity powers of each Seller and do not and will not (assuming receipt of the Shareholder Approval) conflict with or violate any of the terms of the Organizational Documents of any Seller, in each instance as amended to date, or any resolutions of the Board of Directors or Managers or Equity holders of any Seller;

(b)                have been approved and recommended by the Board of Directors or Managers and/or Equity holders (as applicable) of each Seller (except for the Shareholder Approval which approval shall be solicited pursuant to Section 5.05(b)), and except as set forth in Schedule 3.02(b) or (c), do not and will not require any material approval, consent, or authorization of, or notice to, or filing or registration with, any Governmental Authority or, to the Knowledge of Sellers, any other Person;

(c)                except for the required third-party consents and notices set forth in Schedule 3.02(c), do not and will not violate, conflict with or result in any material breach or contravention of, nor constitute a default under or an event giving rise to a right of termination of, any Assumed Contract;

(d)                do not and will not violate any applicable Legal Requirement;

(e)                will not accelerate or permit the acceleration of any performance of any duty or Liability of any Seller; and

(f)                 do not and will not result in the creation of any Encumbrance upon any of the Assets other than a Permitted Encumbrance.

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3.03           Binding Agreement

Except for the Shareholder Approval, which approval shall be solicited pursuant to Section 5.05(b), this Agreement, and all other agreements, instruments, certificates and documents executed or to be executed in connection with the Transaction, to which any Seller is or becomes a party (a) have been (or upon execution and delivery will have been) duly authorized by all necessary entity action on the part of such Seller, as applicable (including Equity holder action, if required), and (b) constitute (or upon execution and delivery will constitute) valid, legal and binding obligations of such Seller, enforceable against such Seller in accordance with the respective terms hereof or thereof, except as enforceability may be subject to general principles of equity and as may be restricted, limited or delayed by Bankruptcy or other laws affecting creditors’ rights generally.  As of the Effective Date, the ISA Board of Directors (the “ISA Board”) has resolved to recommend that the shareholders of ISA approve this Agreement and directed that such matter be submitted for consideration of the shareholders of ISA at the ISA Shareholder Meeting.  The Shareholder Approval is the only vote or approval of the holders of Capital Stock of ISA or any of its Subsidiaries necessary to approve this Agreement and the Transaction.

3.04           Third-Party Rights

There are no Contracts with, or options, commitments or rights in favor of, any Person to directly or indirectly acquire (a) the Business, any portion thereof or any interest therein or, (b) except for sales of Inventory in the Ordinary Course of Business, any of the Assets.

3.05           Financial Statements

(a)                Sellers have delivered to Buyer their consolidated annual financial statements for the 3 most recent complete fiscal years and a preliminary copy of their most recent quarterly financial statements (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (subject, in the case of the quarterly Financial Statements, to normal and recurring year-end adjustments and the absence of notes).  Each balance sheet (including the footnotes thereto) included in the Financial Statements fairly and accurately presents the financial condition of the Sellers as of the date thereof, and each related statement of income (including the footnotes thereto) included in the Financial Statements and fairly and accurately presents the results of the operations of the Sellers and the changes in its financial position for the period indicated all in accordance with GAAP.  The Financial Statements are accurate and complete in all material respects, and Sellers’ internal controls and procedures are sufficient to ensure that the Financial Statements are accurate and complete in all material respects.  The Financial Statements are in material accord with the books and records of the Sellers, which books and records are true, correct and complete in all material respects.

(b)                Except as set forth on Schedule 3.05(b), Sellers have no Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) as set forth in the most recent Financial Statements (including the footnotes thereto), and (ii) for current liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet and of the kind and type reflected in the Financial Statements.

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3.06           Recent Activities

Since January 1, 2019, except as set forth on Schedule 3.06:

(a)                no damage, destruction or loss (in each case not remediated or repaired by the Sellers as of the Closing Date) has occurred to the Assets that individually exceeded $25,000 in value or in the aggregate exceeded $100,000 in value;

(b)                there has been no lease, distribution, purchase, transfer, assignment, sale or other disposition, or any Contract or other arrangement for the purchase, sale or other disposition (by merger, consolidation, or acquisition of Equity or assets or otherwise), of any Assets, other than purchases and sales in the Ordinary Course of Business, of the Assumed Crane, or of any Assets listed on Schedule 2.02(n) or Schedule 3.06(b);

(c)                no Seller has canceled or waived any material claims or rights in respect of the Assets except in the Ordinary Course of Business;

(d)                no Seller has entered into any Contract or transaction (i) providing for the sale or purchase of goods or services in excess of $25,000 or (ii) for the purchase or sale of real property or major equipment;

(e)                there has been no modification or amendment to, or renewal, acceleration, expiration, termination, cancellation, or receipt of notice of termination of, any Assumed Contract that has not been made available to Buyer, and no event has occurred that has given rise to a right of termination under any Assumed Contract, nor is any event or action (including the Transaction) anticipated that would or could reasonably give rise to such a right;

(f)                 there has been no grant, purchase, redemption, retirement, transfer, assignment or other acquisition by any Person of any Equity, right or option to acquire any Equity, or any security convertible into Equity, of any Seller;

(g)                there has been no creation or grant of any new Encumbrance other than a Permitted Encumbrance on any of the Assets;

(h)                no Material Adverse Effect has occurred; and

(i)                  no Seller has entered into any Contract to do, or that could reasonably be expected to result in, any of the foregoing.

3.07           Title to and Adequacy of Assets; Performance

(a)                Except as described on Schedule 3.07(a), the Sellers own and hold good and valid title to all the Assets (excluding the Real Property), free and clear of any Encumbrances other than Permitted Encumbrances.  At the Closing, Sellers shall own and hold good and valid title to all of the Assets (excluding the Real Property), free and clear of any Encumbrances other than Permitted Encumbrances.

(b)                The Assets and the Excluded Assets constitute all assets that are used in the conduct of the Business.  The Tangible Personal Property included within the Assets is physically identifiable and is in the possession of Sellers.  The Excluded Assets set forth on Schedule 3.07(b) combined with the Assets are sufficient to permit the operation of the Business from and after the Closing Date in substantially the same manner and to the same extent that the Business is conducted by Sellers as of the Effective Date.

(c)                All Tangible Personal Property is in substantially the same condition and working order as it was when last inspected by Buyer, is sufficient to conduct the Business in the manner currently conducted by Sellers, and does not require any material repairs or replacements except for routine or previously scheduled repairs or replacements in the Ordinary Course of Business.

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3.08           Inventory

All Inventory of Sellers consists of items of a quality and quantity usable and salable in the Ordinary Course of Business, is owned by Sellers free and clear of all Encumbrances other than Permitted Encumbrances, and is generally sufficient to conduct the Business in the ordinary course.  An adequate reserve has been established for missing, damaged, spoiled, obsolete, defective or slow moving Inventory, and such reserve is consistent with both the operation of the Business in the Ordinary Course of Business.  The values at which such Inventory is carried are stated in accordance with GAAP at the lower of historic cost or market, with cost being determined on a rolling-average-cost basis that approximates the first-in, first-out method.  Other than as set forth on Schedule 3.08, no Seller has any Inventory that has been consigned to third parties or that otherwise is not in the physical possession of such Seller.

3.09           Real Property

(a)                Schedule 2.01(d) contains a true, complete and correct list of all Owned Real Property.  True, complete and correct copies of all deeds to which any Seller is a grantee with respect to the Owned Real Property, as well as all title insurance policies, opinions and abstracts, and surveys in connection with the Owned Real Property which are in the possession of or under the control of any Seller have been delivered to Buyer.  Schedule 3.09(a)(i) also separately and accurately identifies, in reasonable detail, any and all real property formerly owned by any Seller after January 1, 2015.  Each applicable Seller is the sole owner of the Owned Real Property and, except as set forth on Schedule 3.09(a)(ii), holds the Owned Real Property in fee simple, and has good, insurable and marketable title, free and clear of any and all Encumbrances other than Permitted Encumbrances.  Except as set forth in Schedule 3.09(a)(iii), no Seller has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof.  Except for this Agreement, there are no current or pending contracts for sale, options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The only real property used by any Seller in connection with the Business is the Leased Property and the Owned Real Property.

(b)                Schedule 2.01(e) contains a true, complete and correct list of all Leased Property and all Real Property Leases.  Sellers delivered to Buyer true, complete and correct copies of all Real Property Leases, including all extensions, amendments, supplements and modifications related thereto.  Each Seller has good and marketable title to its leasehold interest in the Real Property Leases, free and clear of any and all Encumbrances other than Permitted Encumbrances.  Schedule 3.09(b)(i) separately and accurately identifies, in reasonable detail, any and all real property formerly leased by any Seller after January 1, 2015.  Except as set forth on Schedule 3.09(b)(ii), no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any Real Property Lease. All Real Property Leases are legal, valid, binding, enforceable, and in full force and effect.  There is no existing material default under any Real Property Lease by any Seller or, to the Knowledge of Sellers, by any landlord or lessor.  No event has occurred that, with notice or lapse of time or both, would constitute a material default by any Seller or, to the Knowledge of Sellers, by any landlord or lessor, or permit termination, modification or acceleration of any Real Property Lease by any landlord or lessor; there are no disputes, oral agreements, or forbearance programs in effect as to any Real Property Lease.  Other than Permitted Encumbrances, no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any Real Property Lease.  Except as set forth on Schedule 3.09(b)(iii), the transactions contemplated hereby do not require the consent of any other party to a Real Property Lease, will not result in a breach of or default under any Real Property Lease, and will not otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following Closing.  No Seller is in default of any payment obligation under any Real Property Lease.

(c)                The only real property used by the Sellers in connection with their respective Ordinary Course of Business is the Real Property.

(d)                There (i) have been no Proceedings or Claims, including condemnation proceedings, related to the Real Property (including Claims by any adjacent property owners relating to the use or operation of the Business), (ii) are no pending or, to the Knowledge of Sellers, threatened Proceedings or Claims, including condemnation proceedings, related to any of the Real Property (including Claims by any adjacent property owners relating to the use or operation of the Business), and (iii) are no other matters materially and adversely affecting the current use or occupancy of the Real Property.

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(e)                No Seller has received any written or oral notice for assessments for public improvements against the Real Property that are delinquent and remain unpaid or that will become due and payable on or prior to the Closing Date, and no such assessment has been proposed.

(f)                 There are no violations of any Legal Requirement related to the Real Property, no Seller has received notice of any such violation, and no Seller is aware of the basis for any such Claim, by any Person, of any such violation.

(g)                Each Seller has received all required approvals of Governmental Authorities (including Permits and certificates of occupancy or other such certificates permitting lawful occupancy and use of the Real Property) required in connection with its use of the Real Property.

(h)                All buildings, plants and structures owned or leased by any Seller lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the rights of, any other Person.

(i)                  Any and all costs for labor and material for the construction, equipment, maintenance or repair of any improvements to the Real Property have been paid in full.

(j)                  There are no material structural defects in any of the buildings, infrastructure (including walls, roofs or parking areas) or other improvements situated on the Real Property, and all of the building systems are, in all material respects, in good condition and working order, and sufficient to conduct the Business in the manner currently and historically conducted by the applicable Seller and do not require any material repairs or replacements.

3.10           Environmental Matters

(a)                All Permits required under applicable Environmental Laws with respect to the Real Property and the conduct of the Business as now being conducted at the Facility (the “Environmental Permits”), each of which is held by the applicable Seller, are listed in Part I of Schedule 3.10(a).  To the Knowledge of Sellers, except as set forth in Part II of Schedule 3.10(a), each Seller is currently in material compliance with all applicable Environmental Laws, including all Environmental Permits.

(b)                Except as set forth on Schedule 3.10(b):

(i)                  No Seller has received any written notice to the effect that any Seller is not in material compliance with, or that any Seller is in material violation of, any Environmental Law with respect to the Real Property, the Business or Environmental Permits that remains outstanding or unresolved, and to the Knowledge of Sellers, there are no currently existing circumstances likely to result in a failure of any Seller to materially comply with, or a material violation by any Seller of, any Environmental Law with respect to the Real Property, the Business or Environmental Permits.

(ii)               There are no outstanding or unresolved Environmental Claims against any Seller, nor has any Seller received any written notification of any allegation, any actual or potential responsibility of any Seller, or any inquiry or investigation regarding any disposal, Release or threatened Release of any Hazardous Material handled, generated, processed, dispersed, recycled or transported by any Seller at any Real Property or from any Real Property to or at any other location that remains outstanding or unresolved.

(iii)             (A) Neither any Seller, nor, to the Knowledge of Sellers, any other Person has operated any underground tank, related piping or other underground storage receptacle for Hazardous Material at or on any of the Real Property, and to the Knowledge of Sellers there has been no Release (including any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of any Hazardous Material from any underground tank or related piping at or on any of the Real Property, and (B) to the Knowledge of Sellers, there has been no Release of Hazardous Material by any Seller or any other Person, on, upon or into any of the Real Property.

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(iv)              The consummation of the Transaction will not require an application for issuances, renewal, transfer or extension of, or any other administrative action regarding, any Environmental Permit.

(v)                No Seller has received any written notice of any Orders, consent decrees, consent orders or Encumbrances other than Permitted Encumbrances by, or notices of violation from, any Governmental Authority or any other Person, which remain in effect and unresolved, relating to any alleged or actual violation by any Seller of any Environmental Law with respect to the Real Property that regulates, obligates or binds any Seller or any of the Assets.

(vi)              In the past 2 years, no Seller has released any other Person from any material Claim of any Seller under any Environmental Law or waived any rights concerning any Environmental Condition with respect to any of the Assets, the Real Property or the Business.

(c)                Copies of all Environmental Reports have been made available to Buyer.  A list of all such Environmental Reports is set forth on Schedule 3.10(c).

(d)                The representations and warranties set forth in this Section 3.10 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.

3.11           Intellectual Property

(a)                Except as set forth on Schedule 3.11(a), the Sellers (i) own, or (ii) pursuant to a License Agreement have a valid license and right to use, all Intellectual Property and Computer Software free and clear of any liens, as well as any work made for hire, cross-license or license-back obligations related thereto, and each applicable Seller has the right to assign such license and right to Buyer in accordance with this Agreement.  No Seller has received any notice alleging that the Intellectual Property or the Computer Software is in violation or infringement of any rights of any other Person, and neither the Intellectual Property nor, to the Knowledge of Sellers, the Computer Software is in violation or infringement of any rights of any other Person.

(b)                Schedule 2.01(i) correctly and completely identifies all Intellectual Property that is either registered or for which applications to register have been filed, all License Agreements and all Computer Software.  Sellers have delivered to Buyer true, correct and complete copies of all licenses, sublicenses, agreements and permissions (as amended to date) with respect to the Intellectual Property.

3.12           Permits and License

Except as set forth on Schedule 3.12, (a) Schedule 2.01(h) contains a complete and accurate list of all material Permits (including applications therefor) used in connection with the Business, all of which are valid, validly issued, remain in effect and good standing, and are legally transferable to Buyer, and (b) there are no material permits required under applicable Legal Requirements in connection with the ownership or operation of the Business or the use and possession of the Assets other than those set forth on Schedule 2.01(h).

3.13           Agreements and Commitments

Schedule 3.13 is a true, complete and correct list of all Contracts (including any Assumed Contracts) as of the Effective Date conforming to the descriptions set forth in this Section 3.13 (collectively, “Material Contracts”), copies of each of which have been delivered or made available to Buyer:

(a)                any open Contract involving payments or anticipated or scheduled payments by or to any Seller in excess of $25,000, whether or not made in the Ordinary Course of Business;

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(b)                except for Inventory in the Ordinary Course of Business, any option or other Contract relating to the sale, purchase, lease, sublease, assignment, acquisition or disposal by any Seller of any assets, property, rights, business operations or Equity to or of any Person;

(c)                any bond, indenture, note, loan or credit agreement or other Contract relating to the borrowing of money or to the direct or indirect guarantee or assumption of the Liabilities of any other Person for borrowed money or other indebtedness that in any manner (i) results in or could, assuming a breach thereof, result in any Seller incurring any indebtedness or Encumbrance other than a Permitted Encumbrance or (ii) creates or could, assuming a breach thereof, create an Encumbrance other than a Permitted Encumbrance on any of the Assets;

(d)                any Contract or agreement materially limiting or restricting the operation of the Business, the conduct of any line of business of any Seller, any Seller’s use of any of the Assets (other than customary restrictions on use set forth in software licenses, leases, equipment leases, and other agreements) or any Seller’s or, to the Knowledge of Sellers, any employee of any Seller’s ability to contract or compete with any Person;

(e)                any lease, license, conditional sale agreement or any other Contract relating to the ownership of, leasing of, title to, or any leasehold or other interest in any of the Assets;

(f)                 any joint venture, partnership, or other Contract (however named) involving a sharing of profits, losses, costs or liability by any Seller with any other Person;

(g)                any Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(h)                any Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Seller to be responsible for consequential damages;

(i)                  any Contract for the license, use or other disposition of the Intellectual Property;

(j)                  any Contract between any Seller and any Related Party;

(k)                any Contract imposing confidentiality obligations on any Seller entered into outside of the Ordinary Course of Business (other than the Confidentiality Agreement);

(l)                  any Contract with respect to any Employee Benefit Plan; and

(m)              any amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

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3.14           Status of Assumed Contracts

Sellers have delivered to Buyer true, correct and complete copies of the Assumed Contracts (including any amendments, supplements, modifications, annexes or schedules thereto).  Except as set forth on Schedule 3.14:

(a)                each Assumed Contract constitutes the lawful, valid and legally binding obligation of the parties thereto, and is enforceable against each, in accordance with its terms, except as enforceability may be subject to general principles of equity or as may be restricted, limited or delayed by Bankruptcy or other laws affecting creditors’ rights generally;

(b)                each Assumed Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto with respect to the subject matter thereof;

(c)                no Seller (and, to the Knowledge of Sellers, no other party) has breached or repudiated any provision of any Assumed Contract, and to the Knowledge of Sellers no fact, event or circumstance has occurred that constitutes, or could reasonably be expected to constitute, a default under any Assumed Contract;

(d)                except as set forth in Schedule 3.02(c), no Assumed Contract requires or will require the consent of, or issuance of notice to, any Person as a result of or pursuant to the consummation of the Transaction;

(e)                the Transaction will not result in or give rise to a right of termination, default or similar right in any Person with respect to any Assumed Contract; and

(f)                 there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material terms, including amounts paid or payable to the applicable Seller, under any Assumed Contracts with any Person, and no such Person has made written demand for such renegotiation.

3.15           Employees and Employee Relations; Benefit Plans

(a)                Each Seller has delivered to Buyer a list of all of the employees of such Seller as of the Effective Date, as well as each Seller’s employee’s compensation (including, separately, base pay and any incentive or commission pay), title, exempt or non-exempt status, length of employment, employment contract, if any, and accrued vacation time.  No Seller is currently, nor ever has been, a party to any collective bargaining agreement or other labor contract, and there has never been, nor is there pending or threatened, any application for certification of a collective bargaining agent.  In the 5 years preceding the Effective Date, there has not been, nor is there currently, any ongoing or threatened strikes, work stoppages, walkouts, lockouts, or similar actions or disputes involving or otherwise affecting any of the employees of any Seller.  No Seller retains leased employees, independent contractors, sales agents or similar individuals, except as disclosed on Schedule 3.15(a).  No Seller, nor any employee of any Seller, is bound by any contract or agreement (whether written or oral) that purports to limit the ability of such Seller or such Seller employee, as applicable, to (i) engage in or continue to conduct any activity or practice relating to the Business or (ii) assign to such Seller or any other Person any rights to any Intellectual Property.  Each Seller has complied in all material respects with all Legal Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, status verification, worker classification, fair employment practices, discrimination, disability rights, health and safety, and the payment of social security and other Taxes.

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(b)                Schedule 3.15(b) contains a true and complete list of all Employee Benefit Plans maintained by each Seller and all Title IV Plans maintained or contributed to by any ERISA Affiliate.  Except as contemplated by this Agreement, no Seller, nor any ERISA Affiliate, has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Employee Benefit Plan that would materially increase the Liability of any Seller.

(c)                Except as described on Schedule 3.15(c):

(i)                  each Employee Benefit Plan has been administered and is in material compliance with the terms of such Employee Benefit Plan and all applicable Legal Requirements, including ERISA and the Code;

(ii)               each Employee Benefit Plan intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter or has an opinion letter upon which it can rely as to its qualification from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to result in the revocation of such letter; and

(iii)             there are no pending or, to the Knowledge of Sellers, threatened claims or litigation involving any Employee Benefit Plan (other than routine claims for benefits) by participants or beneficiaries covered under such Employee Benefit Plans.

(d)                With respect to each Employee Benefit Plan, Sellers have made available to Buyer true, correct and complete copies of the Employee Benefit Plan (or if the Employee Benefit Plan is not a written Employee Benefit Plan, a description thereof), any related trust or other funding vehicle, the most recent summary plan description and any summaries of material modifications thereto, the most recent Form 5500 annual report filings, and the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Code.

(e)                No Seller maintains, has ever maintained, and otherwise does not have any Liability with respect to, any Title IV Plan or a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.  No Liability under Title IV or Section 302 of ERISA has been incurred by any Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Seller or any ERISA Affiliate of incurring any such material Liability.  No Seller has any potential withdrawal Liability from any multiemployer plan on account of contributing to such plan or being treated as a single employer with any ERISA Affiliate.

(f)                 No Seller, Employee Benefit Plan, or trust created thereunder, nor any trustee thereof, has engaged in a transaction with respect to any Employee Benefit Plan in connection with which any Seller could be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code.

(g)                No Employee Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured) for employees or former employees of any Seller for periods extending beyond such employee’s retirement date or other termination of service, other than coverage mandated by applicable Legal Requirements.

(h)                Except as described on Schedule 3.15(h), the consummation of the Transaction will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any Seller to severance pay, termination pay, separation pay, retention pay or “change-in-control” payments, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.  No amounts payable under the Employee Benefit Plans, or any other plan, agreement or arrangement, will fail to be deductible by any Seller for federal income Tax purposes by virtue of Section 280G of the Code.

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(i)                  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could result in any Liability or excise tax under ERISA or the Code being imposed on any Seller.  There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder that has not been fully and accurately reported in a timely fashion, as required, or that, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Employee Benefit Plan.

(j)                  Each Seller and each Seller ERISA Affiliate has complied in all material respects with the applicable provisions of the ACA including all provisions of the ACA applicable to the employees of each Seller and each Seller ERISA Affiliate, including as applicable the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting provisions under Sections 6055 and 6056 of the Code (and all related regulations).  Each Seller and each Seller ERISA Affiliate has complied in all material respects with applicable information reporting requirement under Sections 6055 and 6056 of the Code (and all applicable regulations) with respect to the employees (and their covered dependents) of each Seller and each Seller ERISA Affiliate.  No Seller has received a notice or attempt to collect a debt from the IRS regarding a potential ACA penalty or fine.

(k)                Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Code Section 409A and all applicable regulatory guidance (including notices, rulings and proposed and final regulations thereunder).  No Seller has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l)                  Sellers do not maintain any Employee Benefit Plan subject to any Legal Requirements other than those of the United States or any state thereof.

(m)              The representations and warranties set forth in this Section 3.15 are the Sellers’ sole and exclusive representations and warranties regarding employee and Employee Benefit Plan matters.

3.16           Litigation and Proceedings; Powers of Attorney

Except as set forth in Part I of Schedule 3.16, there are no Claims or Proceedings (other than investigations) pending or, to the Knowledge of Sellers, threatened against any Seller relating in any way to the Assets or the Business, and to the Knowledge of Sellers there is no basis, and no fact or circumstance exists that could reasonably be expected to be a basis, for the institution of any such Claim or Proceeding.  To the Knowledge of Sellers, there are no investigations pending against any Seller relating in any way to the Assets or the Business, and to the Knowledge of Sellers there is no basis, and no fact or circumstance exists that could reasonably be expected to be a basis, for the institution of any such investigation.  No Seller is now under or subject to any Order, and to the Knowledge of Sellers no fact or circumstance exists that could reasonably be expected to be a basis for the institution of any Order against or applicable to any Seller.  Except as set forth in Part II of Schedule 3.16, there are no Persons holding general or special powers of attorney from any Seller with respect to the Business or the Assets.

3.17           Insurance Coverage

Schedule 3.17 sets forth a true, correct and complete list of the insurance policies held by, or for the benefit of, any Seller, including the underwriter of such policies and the amount of coverage thereunder.  True, correct and complete copies of such insurance policies have been made available to Buyer and, except as otherwise specified therein, such policies are in full force and effect on the Effective Date, shall be maintained in full force and effect through the Closing and all due premiums have been and will be paid.  There are no pending claims in excess of the applicable deductible amount against such insurance policies as to which insurers have denied liability, and to the Knowledge of Sellers, there exist no claims that have not been timely submitted by the applicable Seller to the applicable insurers.

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3.18           Taxes

(a)                For all time periods prior to the Closing, Sellers have timely filed or will timely file (taking into account valid extensions) all Tax Returns related to the Business or the Assets that are required to be filed by Sellers.  All such Tax Returns are, or shall be when filed, true, correct and complete in all material respects.  All Taxes due and owing by a Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.  To the Knowledge of Sellers, there are no pending or threatened Proceedings or investigations by any Governmental Authority against any Seller relating to Taxes of any Seller.

(b)                Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, or other person in respect of which Tax withholding is required under applicable Legal Requirements.

(c)                No Seller that is organized as a limited liability company has made an election to be treated as a corporation pursuant to Treasury Regulations Sections 301.7701-3 (or any other similar provision of applicable state, local or foreign Tax law).

(d)                Except for certain representations relating to Taxes in Section 3.15, the representations and warranties set forth in this Section 3.18 are the Sellers’ sole and exclusive representations and warranties regarding Tax matters.

3.19           Brokers and Finders

No Seller nor any Person acting on any Seller’s behalf has engaged any broker, finder, agent or any other Person that would be entitled to any brokerage commission, finder’s fee or other compensation of any form or type in respect of the execution of this Agreement or the consummation of the Transaction.

3.20           Improper Payments

No Seller has, directly or indirectly, paid or delivered, or agreed to pay or deliver, any fee, commission or other sum of money or item of property, however characterized, to any Person that is in any manner related to the Assets or the Business in violation of any Legal Requirement.  Neither any Seller nor, to the Knowledge of Sellers, any member, manager, officer, agent, employee or Affiliate or any other person acting in such capacity on behalf of any Seller, with respect to the Business or the Assets, (i) has violated or are in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (ii) has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) in violation of any Legal Requirements; (iii) has made, or as a result of consummation of the Transaction will receive, any bribe, rebate, payoff, influence payment, kickback or other payment that violates any Legal Requirements; or (iv) has used any corporate funds for any contribution, gift, entertainment or other expense in violation of any Legal Requirements.

3.21           Consumers

Sellers have provided Buyer with a true, correct and complete list of the names and addresses of the top ten (10) ferrous and non-ferrous consumers of Sellers (in the aggregate and by weight and by dollar volume of sales to such consumers) for the five-month period ended May 31, 2019, and each of the fiscal years ended December 31, 2017 and 2018 (collectively, the “Material Consumers”).  As of the Effective Date, (i) no Seller has been notified, orally or in writing, by any Material Consumer to the effect that such Material Consumer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from any Seller, and (ii) there are no material disputes with any Material Consumer.

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3.22           Suppliers

Sellers have provided Buyer with a true, correct and complete list of the names and addresses of the top ten (10) ferrous and non-ferrous suppliers of Sellers (in the aggregate and by weight and by dollar volume of purchases from such suppliers) for the six-month period ended June 30, 2019, and each of the fiscal years ended December 31, 2017 and 2018 (collectively, the “Material Suppliers”).  As of the Effective Date, except as set forth on Schedule 3.22, (i) no Material Supplier has notified any Seller that it intends to terminate its business relationship with any Seller or to materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to any Seller, and (ii) there are no material disputes with any Material Supplier.

3.23           Compliance with Legal Requirements

Each Seller has complied with all material Legal Requirements applicable to it or otherwise related to the Assets or the Business, and no material Proceeding, Claim or notice has been filed or commenced against any Seller alleging failure to so comply, nor has any Seller received any notice of any material violation thereof that has not been remedied, nor to the Knowledge of Sellers, is any Proceeding, Claim, notice or investigation threatened nor, to the Knowledge of Sellers, has any investigation commenced.  Notwithstanding anything to the contrary in this Section 3.23, none of the representations or warranties in this Section 3.23 shall be deemed to relate to Environmental Matters (which are governed solely by Section 3.10), employee benefits matters (which are governed solely by Section 3.15), or Tax matters (which are governed solely by Section 3.18).

3.24           Related-Party Transactions

Except as set forth on Schedule 3.24, no Related Party (nor Affiliate of a Related Party) (a) has borrowed money from or loaned money to any Seller that is currently outstanding, (b) has any Claim against any Seller, (c) has any ownership interest in any property or Asset used by any Seller in the conduct of the Business (other than Excluded Assets), (d) is a party to any Contract (except employment agreements made available to Buyer) with any Seller or Affiliate thereof, or (e) to the Knowledge of Sellers, owns, directly or indirectly, any interest in (excepting less than 2% Equity holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, consumer or client of any Seller.

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3.25           Solvency

The Sellers, taken as a whole, are not insolvent, nor has any Seller ever declared or been subject to Bankruptcy.  As of the Closing and immediately after giving effect to the Transaction: (a) Sellers will collectively have and maintain assets the value of which will exceed (i) the value of all liabilities of Sellers, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of Sellers on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Sellers will collectively not have an unreasonably small amount of capital for the limited operations in which they intend to be engaged after the Closing; and (c) Sellers will collectively be able to pay their liabilities, including contingent and other liabilities, as they mature.  For purposes of the foregoing, “not have an unreasonably small amount of capital for the limited operations in which they intend to be engaged after the Closing” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that Sellers will have enough cash to meet their obligations as they become due.  In completing the Transaction, no Seller intends to hinder, delay or defraud any present or future creditors of Buyer or such Seller.

3.26           Patriot Act

No Seller is (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (c) named on the “List of Specially Designated Nationals and Blocked Persons” as published by OFAC.

3.27           Accounts Receivable; Accounts Payable

Sellers have delivered to Buyer a list of all Accounts Receivable as of August 15, 2019, together with an aging thereof.  To the Knowledge of Sellers, all Accounts Receivable are collectable at the aggregate recorded amounts thereof, in the Ordinary Course of Business, and are not subject to any offsets, defenses or counterclaims. Sellers have delivered to Buyer a list of all Accounts Payable as of August 15, 2019, together with an aging thereof.  All Accounts Payable arose in the Ordinary Course of Business and, except as set forth on Schedule 3.27, none are delinquent or past due by more than 30 days.  Sellers have disclosed to Buyer in writing any objections, defenses or setoff rights to the Accounts Payable.

3.28           No Other Representations and Warranties

Except for the representations and warranties contained in this Article III (including the related portions of the Schedules), neither any Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers.

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Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article IV are true, correct and complete as of the Effective Date and, except where expressly limited to a specific date, shall be true, correct and complete as of the Closing Date.

4.01           Organization

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  Buyer is licensed, registered, qualified or admitted to do business, and in good standing, in each jurisdiction in which the ownership, use or leasing of its assets, or the conduct or nature of its business, makes such licensing, qualification, or admission necessary, except where such failure would not have a material adverse effect on Buyer’s ability to consummate the Transaction.

4.02           Powers; Consents; Absence of Conflicts

Buyer has all requisite company power and authority to enter into, execute and deliver this Agreement and all other agreements, instruments, certificates and documents to which it is a party executed or to be executed in connection herewith, and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  Further, the execution, delivery and performance hereof, and the consummation of the Transaction:

(a)                are within the powers of Buyer and do not and will not conflict with or violate any of the terms of the Organizational Documents of Buyer, in each instance as amended to date, or any resolutions of the Board of Managers of Buyer;

(b)                has been approved by the Board of Managers and the Equity holders of Buyer, and except as set forth on Schedule 4.02(b), do not and will not require any approval, consent, or authorization of, or notice to, or filing or registration with, any Governmental Authority or, to the Knowledge of Buyer, any other Person; and

(c)                do not and will not violate any applicable Legal Requirement.

4.03           Binding Agreement

This Agreement, and all other agreements, instruments, certificates and documents executed or to be executed in connection herewith, to which Buyer is or becomes a party (a) as of the Closing shall have been duly authorized by all necessary company action on the part of Buyer, and (b) constitute (or upon execution and delivery will constitute) valid, legal and binding obligations of Buyer enforceable against Buyer in accordance with the respective terms hereof or thereof, except as enforceability may be subject to general principles of equity and as may be restricted, limited or delayed by Bankruptcy or other laws affecting creditors’ rights generally.

4.04           Brokers and Finders

Neither Buyer nor any Affiliate of Buyer nor any Person acting on their behalf has engaged any broker, finder, agent or any other Person that would be entitled to any brokerage commission, finder’s fee or other compensation of any form or type in respect of the execution of this Agreement or the consummation of the Transaction.

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4.05           Adequate Assurance

Buyer shall have, as of the Closing Date, sufficient funds to pay Sellers the Initial Payment and to remit the amounts required under Section 2.05(b).

4.06           Independent Investigation

Buyer has conducted its own independent investigation, review and analysis of the Business and the Assets. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the Transaction, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III of this Agreement (including related portions of the Schedules), and (b) neither any Seller nor any other Person has made, and Buyer has not relied upon, any representation or warranty as to Sellers, the Business, the Assets or this Agreement, except as set forth in Article III of this Agreement (including the related portions of the Schedules). Nothing set forth in this Section 4.06 shall in any way limit any claim that Buyer may have against Sellers for fraud.

4.07           No Other Representations and Warranties

Except for the representations and warranties contained in this Article IV (including the related portions of the Schedules), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

Article V.
COVENANTS AND AGREEMENTS OF THE PARTIES

5.01           Operations

From the Effective Date until the earlier of the Closing or the date of termination of this Agreement pursuant to Section 8.05, each Seller shall:

(a)                conduct its business only in, and not take any action except in, the Ordinary Course of Business, except as expressly contemplated or required elsewhere in this Agreement;

(b)                comply with all applicable material Legal Requirements and all material obligations under all Material Contracts (including the Assumed Contracts);

(c)                carry on the Business (including managing its Inventory) in substantially the same manner as it has up to and on the Effective Date;

(d)                maintain the Assets in substantially the same condition as existed as of the Effective Date, normal wear and tear excepted;

(e)                (i) take all actions necessary and appropriate to deliver to Buyer title to the Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) use commercially reasonable efforts to obtain appropriate releases, consents, estoppels, certificates and other instruments as needed to lawfully transfer the Assets and assign the Assumed Contracts and the Permits to Buyer; provided, however, that nothing in this Section 5.01(e) or elsewhere in this Agreement shall require, or be construed to require, any Seller or any Seller’s Affiliate to agree to (x) sell, hold, or divest any assets, (y) make any material payments to any third party, or (z) amend, terminate, or enter into any agreement (other than an assignment agreement reasonably satisfactory to Sellers) with any third party;

(f)                 keep in full force and effect, until the Closing Date, the insurance policies set forth on Schedule 3.17 or other comparable insurance benefiting the Assets and the conduct of the Business;

(g)                pay or otherwise satisfy its Liabilities in the Ordinary Course of Business; and

(h)                maintain and preserve its legal status as a corporation in good standing.

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5.02           Certain Actions

From the Effective Date until the earlier of the Closing or the date of termination of this Agreement pursuant to Section 8.05, except as otherwise expressly provided in this Agreement, as required by a Legal Requirement, or as consented to in writing by Buyer, no Seller shall:

(a)                amend, modify, renew, or terminate any Assumed Contract without the prior consent of Buyer;

(b)                sell, assign, transfer, distribute or otherwise transfer or dispose of any of the Assets, except for sales in the Ordinary Course of Business or of any Assets listed on Schedule 2.02(n) or Schedule 5.02(b);

(c)                make a distribution of any Equity or Assets, except in the Ordinary Course of Business;

(d)                enter into any material transaction outside the Ordinary Course of Business;

(e)                take (or fail to take) any action that would (or could reasonably be expected to) result in any representation or warranty set forth in Article III to be untrue or inaccurate in any material respect as of the Closing Date; or

(f)                 agree, authorize, resolve, arrange or commit to do any of the foregoing.

5.03           Employee Matters

It is Buyer’s present intention, subject to business needs and Buyer’s standard pre-employment screening, to offer employment to substantially all of the employees of Sellers; provided, however, nothing contained in this Agreement shall confer upon any employee of any Seller any right to employment with Buyer.  For purposes of clarification and not limitation, Buyer shall not assume any Liability of any Seller with respect to or in favor of any employee of any Seller, including with respect to any benefit or compensation to employees as a result of the Closing; provided, however, employees of Sellers who are hired by Buyer will have service with Sellers credited for purposes of eligibility and vesting in Buyer’s vacation/paid time policy and employees of Sellers who are hired by Buyer who have sixty (60) days or more of service with Sellers will be entitled to participate in Buyer’s health insurance plan effective as of the first day of employment.  Effective as of the Closing, each Seller will terminate all employees of the Business, other than those employees set forth on Schedule 5.03.  All employer responsibilities arising related to such release pursuant to Legal Requirements shall be the responsibility of Sellers, and Sellers agree to lawfully discharge all such responsibilities.  Sellers covenant to hold Buyer harmless from and against all Liabilities of any sort arising from or relating to any Claims by or on behalf of present or former employees of any Seller in respect to any and all matters arising or incurred relating to the release of employees contemplated hereby and in respect to severance, termination or accrued vacation pay and similar obligations relating to the termination of such employees’ employment with such Seller.  At such time Sellers are no longer responsible, pursuant to the applicable Legal Requirements, for Liabilities for or arising from any COBRA health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601 through 608 of ERISA to employees, former employees and any other COBRA qualified beneficiaries of any Seller, including those who incur a COBRA qualifying event in connection with the Transaction, Buyer will assume and discharge such Liabilities to the extent required under applicable Legal Requirements.  Prior to the Closing Date, Sellers shall provide Buyer with a list of all M&A qualified beneficiaries and each beneficiary’s last known address.

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5.04           Due Diligence; Maintenance of and Access to Information

(a)                Prior to the Closing Date, Sellers shall give Buyer and its Representatives the opportunity to conduct a full and complete due diligence investigation of each Seller, the Assets and the Business (the “Due Diligence Investigation”).  Such Due Diligence Investigation shall include (i) the provision of and the opportunity to review commercial, operating, human resources and benefits, tax, organizational, and financial records and such other records or documentation of Sellers as Buyer shall deem appropriate, (ii) reasonable access for Buyer and its Representatives to all senior management personnel, plants, offices, yards, warehouses and other facilities of Sellers, in each case, approved in writing (which may be provided via email) in advance by ISA, such approval not to be unreasonably withheld, conditioned or delayed, (iii) reasonable opportunity for Buyer to discuss directly with Sellers’ employees potential employment opportunities with Buyer (such opportunities contingent upon the Closing), with a person to be designated by ISA in writing (which may be provided via email) present at all such discussions, (iv) the opportunity to conduct surveys and appraisals of the Assets, and (v) inspections of the Assets (including Environmental Diligence, provided the procedure for the conduct of Environmental Diligence is approved in writing (which may be provided via email) in advance by ISA, such approval not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, (y) the Due Diligence Investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of Sellers’ personnel and in such a manner as not to interfere with the conduct of the Business, and (z) Buyer shall not discuss Sellers or the Transaction with Sellers’ consumers or suppliers without ISA’s prior written consent, which ISA shall not unreasonably withhold, but which ISA may condition upon Sellers’ participation in such discussions. In addition, as part of the Due Diligence Investigation, Sellers shall take such actions as are necessary to afford Buyer and its designated Representatives the opportunity to inspect within twenty (20) days following the Effective Date the premises located at 7100 Grade Lane, Louisville, Kentucky currently subleased by TT Repairs, Inc. pursuant to the sublease agreement dated August 1, 2013, by and between ISA and TT Repairs, Inc. If Buyer does not identify any material noncompliance with such sublease that is not promptly remedied, such sublease shall automatically be removed from the definition of “Excluded Real Property Leases” and shall be assumed by Buyer as of Closing.  If Seller identifies any material noncompliance with such sublease that is not promptly remedied, Buyer may elect not to assume such sublease by providing prompt written notice of such election to Sellers.

(b)                Each Party hereby agrees to keep, preserve and maintain, to the extent required by Legal Requirements or relevant insurance carriers, all books, records, documents and other information in the possession or control of such Party and relevant to the foregoing purposes for a period of 5 years after the Closing Date and hereby grants to the other Party access to the same; provided, however, a Party may destroy or otherwise dispose of any of the items referenced in this Section 5.04 (if permitted by applicable Legal Requirements and insurance requirements) at any time if the Party seeking to destroy or dispose of such items provides 60 days’ prior written notice to the other Parties of the intent to destroy or dispose of such items and affords such other Parties an opportunity to copy or otherwise remove such items.  The exercise by any Party of any right of access granted herein shall not materially interfere with the business operations of the other Party.  In addition, for a period of 5 years following the Closing, Sellers shall provide to Buyer, upon Buyer’s reasonable request, copies of any documents or records in any Seller’s possession or reasonably available to any Seller related to any Seller’s employees or personnel, or other legal, financial, tax or accounting matters with respect to periods during which Sellers owned the Business.

(c)                From the Effective Date until the Closing, ISA shall promptly notify and inform Buyer of any variance or incorrect statement in, or event causing a breach of, the representations and warranties contained in Article III.

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5.05           Governmental Authority Approvals; Consents to Assignment; Shareholder Approval

(a)              From the Effective Date until the Closing Date, each Seller shall (i) use commercially reasonable efforts to obtain prior to the Closing all consents, approvals, authorizations and clearances of Governmental Authorities and other Persons required to consummate the Transaction (including obtaining any consents required for the assignment of the Assumed Contracts and the Permits to Buyer; provided, however, that nothing in this Section 5.05(a) or elsewhere in this Agreement shall require, or be construed to require, any Seller or any Seller’s Affiliate to agree to (x) sell, hold, or divest any assets, (y) make any material payments to any third party, or (z) amend, terminate, or enter into any agreement (other than an assignment agreement reasonably satisfactory to Sellers) with any third party), (ii) provide such information and communications to Governmental Authorities as Buyer may reasonably request, and (iii) assist and cooperate with Buyer to obtain all other Permits and clearances of Governmental Authorities that Buyer reasonably deems necessary or appropriate, and to prepare any document or other information reasonably required to consummate the Transaction.

(b)              ISA shall take all action necessary in accordance with the Florida Business Corporation Act and its Organizational Documents to duly call, give notice of, convene and hold a meeting of its shareholders (the “ISA Shareholder Meeting”) as promptly as practicable following the Effective Date, for the purpose of obtaining the approval of such percentage of the ISA shareholders as are required to approve this Transaction pursuant to the Florida Business Corporation Act and ISA’s Organizational Documents (the “Shareholder Approval”); provided that ISA may postpone or adjourn the ISA Shareholder Meeting (i) with the consent of Buyer, (ii) for the absence of a quorum or to solicit more proxies or (iii) to allow reasonable additional time for any supplemental or amended disclosure which ISA has determined in good faith (after consultation with outside counsel) is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by ISA’s shareholders prior to the ISA Shareholder Meeting.  ISA shall, through the ISA Board and its Special Committee, use commercially reasonable efforts to solicit proxies in favor of the Shareholder Approval.  Notwithstanding any provision of this Agreement to the contrary, the ISA Board may withdraw its recommendation, cancel the ISA Shareholder Meeting, and/or, subject to Section 8.05(c), terminate this Agreement at any time prior to the Closing if the ISA Board determines in good faith that recommending Shareholder Approval, holding the ISA Shareholder Meeting, or not terminating this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements (any such action of the ISA Board, a “Board Termination”).

5.06           Allocation of Purchase Price for Tax Purposes

The Purchase Price (and all other capitalized costs plus other relevant items that are considered assumed liabilities for United States federal income tax purposes, if any) shall be allocated among the Assets consistent with the principles of Section 1060 of the Code (the “Purchase Price Allocation”).  As soon as practicable after the Closing, Buyer shall deliver to ISA the Purchase Price Allocation. If within twenty (20) days after the delivery of the Purchase Price Allocation, ISA notifies Buyer that it objects to the Purchase Price Allocation, Buyer and ISA shall use commercially reasonable efforts to resolve such dispute within thirty (30) days. In the event that Buyer and ISA are unable to resolve such dispute within such 30-day period, the disputed items shall be resolved in accordance with the provisions set forth in Section 2.06(f), mutatis mutandis. Buyer and ISA shall use the asset values determined from such agreed or determined allocation for purposes of all reports and Tax Returns with respect to Taxes, including Internal Revenue Service Form 8594 or any equivalent statement.

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5.07           AR Remittal; Further Acts and Assurances

(a)              Following the Closing, any amounts remitted to any Seller or any of their respective Affiliates that are owed to Buyer pursuant to this Agreement (including to satisfy amounts owed with respect to any Accounts Receivable) will be remitted by such Seller or its respective Affiliate to Buyer within 5 Business Days of Seller’s or any of its Affiliate’s receipt of such amounts.  Following the Closing, any amounts remitted to Buyer or any of its Affiliates that are owed to any Seller pursuant to this Agreement (including by being solely attributable to an Excluded Asset) will be remitted by Buyer or its Affiliate to the applicable Seller within 5 Business Days of Buyer’s or its Affiliate’s receipt of such amounts.

(b)              Following the Closing, Sellers will cooperate with Buyer to make any insurance claims against the AR Insurance for Accounts Receivable that become delinquent or otherwise eligible for reimbursement pursuant to the terms of the AR Insurance.  Any amounts recovered from the AR Insurance pursuant to such claims shall be promptly remitted to Buyer.

(c)              At any time and from time to time at and after the Closing, upon request of either Party, the other Party shall do, assist, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as such Party may reasonably request to more effectively carry out the purposes and intent of this Agreement, including to more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Assets.  Sellers shall also furnish Buyer (upon Buyer’s reasonable request) with such information and documents in their possession or under their control, or that a Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications and Claims relating to or constituting a part of the Assets or the Business.

5.08           Restrictive Covenants

For and during the period of time commencing on the Closing Date and expiring 5 years thereafter, no Seller shall, and each Seller shall cause its Subsidiaries not to, directly or indirectly, whether individually or in partnership or association with any one or more persons or entities, or as a principal, partner, member, manager, shareholder, agent, employee, consultant, or contractor, or in any other capacity:

(a)                establish or participate in, or lend money to or otherwise finance, a business competing with the Business within a 150 miles radius of any Facility (the “Restricted Territory”); provided, however, that an ownership interest of less than 2% of the outstanding stock of any publicly traded corporation that is engaged in a business competing with the Business shall not be deemed to violate this Section 5.08(a), so long as no officer, manager or director of any Seller or any Affiliate of any Seller is a member of the board of directors (or other similar governing body) of such publicly traded corporation;

(b)                solicit, contact, request, induce or attempt to influence any Person that is or was a customer, supplier or vendor of the Business as of the Closing Date or at any time during the 2 years prior to the Effective Date to purchase or provide products or services that are the same or substantially similar to those offered to such customer by such Seller or provided to such Seller by such supplier or vendor pursuant to the Business as of the Effective Date; provided, however, that this Section 5.08(b) shall not prevent Sellers or their Subsidiaries from purchasing products or services from suppliers or vendors who provide general products or services (including commercially available software, office equipment, and the like) to the business public at large;

(c)                (i) solicit for employment (or assist anyone in soliciting the employment of) any individual employed by any Seller with respect to the Business that is subsequently retained by Buyer as an employee; or (ii) induce, or assist anyone in inducing, any individual employed by any Seller with respect to the Business that is subsequently retained by Buyer as an employee to resign or sever employment, or to terminate or breach any employment agreement, with Buyer; provided, that general advertisements or solicitation programs conducted by or on behalf of a Seller or any of its Affiliates that are not specifically directed toward such employees shall not be deemed to violate this Section 5.08(c); or

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(d)                Buyer and Sellers expressly agree and acknowledge the terms of this Section 5.08 are reasonable in scope, time and territory, and are necessary to protect the value of the Assets and Business purchased pursuant to the Transaction.  If a court of competent jurisdiction renders a ruling (sustained on appeal, if any) holding that any one or more of the provisions of this Section 5.08 constitute an unreasonable restriction, then the Parties specifically agree that the applicable provision shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.  The Parties recognize and agree that Buyer would not be willing to enter into this Agreement nor consummate the Transaction without Sellers’ agreement to the restrictive covenants set forth in this Section 5.08 and that Sellers’ performance and observance of this Section 5.08 is valuable consideration for Buyer’s willingness to enter into this Agreement and pay the Purchase Price to Sellers.

5.09           Costs and Expenses

(a)                Except as otherwise expressly set forth in this Agreement, all expenses of the negotiation and preparation of this Agreement and related to the Transaction, including legal counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expense, whether or not the Transaction is consummated.  Sellers shall be responsible for paying any fees and expenses of any Seller’s investment banker or other advisers, if any, incurred in connection with the Transaction.

(b)                Any ad valorem property Taxes with respect to the Assets shall be prorated between the Parties as of the Closing Date, with Sellers liable to the extent such items relate to any time on or prior to the Closing Date, and with Buyer liable to the extent such items relate to periods subsequent to the Closing Date.  Buyer shall be liable for all transfer, deed, conveyance, recording, transaction privilege, sales and use taxes and fees related to the transfer of the Assets or the Business.

(c)                Sellers shall pay all amounts required to remove all Encumbrances on the Assets that exist at or prior to the Closing and that are not Permitted Encumbrances.

(d)                Buyer shall withhold from the Purchase Price an amount equal to Sellers’ liability for, and cause to be paid at Closing (to the extent applicable), all such Taxes, Encumbrance discharge amounts and other costs, fees and expenses described in Sections 5.09(b) and 5.09(c) (such amount, collectively, the “Payoff Amounts”).  The aggregate amount recorded as a liability on the Balance Sheet of ISA applicable to the capital leases set forth on Schedule 5.09(d) (the “Capital Lease Deduct”) shall also be included in the Payoff Amounts.  Upon ISA’s request, Sellers’ advisor expenses and fees described in Section 5.09(a) may also be included in the Payoff Amounts, to the extent additional Purchase Price proceeds are available.

5.10           KPDES Permit & Order; Chemetco Escrow Amount

(a)                ISA shall cause and permit Buyer to fully participate in negotiations with respect to, and the opportunity to review and provide comments on, the draft Kentucky Pollutant Discharge Elimination System permit (the “KPDES Permit”), draft storm water compliance agreed order (the “KPDES Order”), and draft best management practices plan which is to be incorporated into the KPDES Order (“BMP Plan”) for the Main Facility currently being negotiated with the Kentucky Energy and Environment Cabinet (the “Cabinet”).  Buyer may, at its sole election, attend any and all in-person meetings, conference calls, and any other discussions, whether open to the public or not, scheduled with the Cabinet to discuss storm water compliance, the KPDES Permit, the KPDES Order and/or the BMP Plan for the Main Facility.  Further, Sellers shall (i) neither seek to materially alter the terms of the KPDES Permit (as shown in the April 22, 2019 draft provided to ISA by the Kentucky Division of Water (“KDOW”), a full and accurate copy of which is attached to Schedule 5.10(a)), the KPDES Order (as described in Schedule 5.10(a)), or the BMP Plan (as submitted by ISA to KDOW on July 25, 2019, a full and accurate copy of which is attached to Schedule 5.10(a)), nor accept changes requested by the Cabinet that would materially alter these documents, except with Buyer’s prior written consent and (ii) use commercially reasonable efforts to procure the KPDES Permit, the KPDES Order and the BMP Plan on such terms as soon as possible following the Effective Date. Following the Closing, Buyer shall comply with the final KPDES Permit and the terms of the final KPDES Order and BMP Plan, in each case to the extent relating to post-Closing operations at the Main Facility, and shall be solely liable for any non-compliance with the KPDES Permit or the final KPDES Order and BMP Plan, including any civil penalties, stipulated penalties, or other fines or liabilities arising thereunder solely with respect to post-Closing operations at the Main Facility.

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(b)                From and after the Closing, ISA or its designee shall pay, or shall cause or make arrangements to cause to be paid, in each case first from the Chemetco Escrow Amount in accordance with the terms and conditions of the Chemetco Escrow Agreement, to the applicable Person, any Liabilities arising out of or attributable to any Environmental Claims related to the Chemetco Superfund Site for which ISA or any of its Affiliates is liable, including ISA’s percentage share under or pursuant to the Chemetco Site Informational Group and Cost Sharing Agreement (as amended), the Administrative Settlement Agreement and Order on Consent for Remedial Investigation/Feasibility Study, CERCLA Docket No. V-W-15- C-019 (RI/FS AOC) with U.S. EPA to perform a Remedial Investigation/Feasibility Study (RI/FS) at the Chemetco Superfund Site, and any amendments, replacements or successor agreements and/or orders to fund and perform a Remedial Design/Remedial Action, final remedy, and any other remedial action required by a Governmental Authority at the Chemetco Superfund Site.

5.11           Removal of Fluff, Excluded Assets

(a)                Prior to the Closing, Sellers shall remove all Fluff from all Real Property and properly dispose of (or transfer off-site for processing or other use) the same in accordance with Environmental Law.  In this provision, “Fluff” shall mean (i) automotive shredder residue regardless of the metal content thereof and including magnetic fines; (ii) shredder residue and all associated dirt and debris whether affixed to the shredded materials in piles where the shredded matter predominates or located in piles of dirt or other debris where the dirt or debris are contaminated with the shredded material, and (iii) piles of dirt generated from shears, screening or excavation activity, including the large pile of dirt and debris with vegetation growing on it located on the southwestern side of the automobile salvage portion of the Main Facility.  For the avoidance of doubt, removal of Fluff does not include excavation and disposal of soils below ground level.

(b)                Sellers shall use commercially reasonable efforts to remove all Excluded Assets from the Facilities prior to the Closing Date.  After the Closing, Buyer shall provide Sellers with reasonable access to the Facilities for the removal of the Excluded Assets, and Sellers shall remove from the Facilities all of the Excluded Assets no later than fifteen (15) days after the Closing, unless Buyer consents to a longer time period; provided, however, that Sellers are hereby granted up to 15 days after the Closing to remove the Retained Crane from the Facilities (the “Crane Removal”), provided that (i) Sellers store the Retained Crane during such period at a location within the Facilities that does not interfere with Buyer’s operations, and Sellers shall bear all risk of loss with respect to the Retained Crane during such period, (ii) Buyer is permitted to inspect the Retained Crane and the manner of its storage at all times, and (iii) the procedure for Crane Removal must be approved in writing (which may be provided via email) in advance by Buyer, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Crane Removal shall be conducted only upon reasonable advance notice to Buyer and under the supervision of Buyer’s personnel. Following the Crane Removal, Sellers shall repair any damage to the Facilities caused by such removal.  Any Excluded Assets remaining at the Facilities after the expiration of such periods shall be deemed abandoned by Sellers, and Buyer shall have the right (after providing notice to Sellers and five (5) days’ opportunity to cure) to sell or dispose of such abandoned Excluded Assets as it sees fit, provided that if Buyer chooses to dispose of such abandoned Excluded Assets, Sellers shall be liable to Buyer for any reasonable disposal fees or costs incurred, and the same shall be Excluded Liabilities hereunder.

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(c)                Sellers shall, at or prior to Closing, remove all cash in Sellers’ ATMs.  Sellers shall use commercially reasonable efforts to coordinate with Buyer with respect to the placement of Buyer’s cash in such ATMs in order to ensure a smooth transition for the users of such ATMs.

5.12           Fulfillment of Conditions

Each Party will execute and deliver at the Closing each agreement, instrument or other document that such Party is required by this Agreement to execute and deliver as a condition to the Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

5.13           Supplement to Schedules

From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter hereafter first arising after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.01(a) have been satisfied; provided, however, that if Buyer obtains the right to, but does not elect to, terminate this Agreement arising out of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter unless Buyer elects to terminate this Agreement within five (5) Business Days following its receipt of such Schedule Supplement.  Buyer’s failure to terminate this Agreement in response to any Schedule Supplement shall in no event be construed as a waiver of any of its right to indemnification under Section 9.02 with respect to such matter.

5.14           Change in Legal Name

Sellers understands that, subsequent to the Closing, Buyer shall own the names “Industrial Services of America” and “ISA” as well as those trade names set forth on Schedule 2.01(j) and that such names and any and all derivations thereof and any other business names under which the Business currently operates are included in the Assets.  Within ninety (90) days following the Closing, Sellers shall change their names to names that are not confusingly similar with those names included in the Assets (to the extent applicable), and after the Closing, no Seller shall use, directly or indirectly, any such names or any other name that is confusingly similar thereto, except as necessary to satisfy its obligations hereunder.

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Article VI.
CONDITIONS PRECEDENT TO OBLIGATIONS OF seller

The obligations of Sellers to consummate the Transaction is subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by ISA:

6.01           Representations and Warranties; Covenants

(a)                Each of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions) on and as of the Effective Date and, except where expressly limited to a specific date, on and as of the Closing Date.

(b)                Except as otherwise provided in Section 6.04, each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date shall have been complied with and performed in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions).

6.02           Adverse Actions or Proceedings

No Governmental Authority shall have taken or, to the Knowledge of Sellers, threatened to take any action restraining or prohibiting the Transaction and as a result of which any Seller reasonably and in good faith deems it inadvisable to proceed with the Transaction, and there shall not be in effect any Order restraining, enjoining or otherwise preventing consummation of the Transaction; provided that the Parties shall have used their respective commercially reasonable efforts to cause any such Order to be vacated or lifted.  No Proceeding shall have been instituted or threatened by any Person to prohibit, restrain or delay the Transaction or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality and validity of the Transaction.

6.03           Shareholder Approval

The Shareholder Approval shall have been obtained in accordance with applicable Legal Requirements and the Organizational Documents of ISA.

6.04           Deliveries at Closing

Buyer shall have delivered to ISA those deliverables set forth in Section 8.03.

6.05           KPDES Permit & Order

The KPDES Permit and KPDES Order have been issued by the Cabinet, each on terms not materially different (in a manner adverse to Sellers with respect to the KPDES Fines) from those described in Schedule 5.10(a); provided, however, that if the Cabinet issues a KPDES Permit or KPDES Order materially different (in a manner adverse to Sellers with respect to the KPDES Fines) from such terms and ISA has appealed such issuance in accordance with applicable Legal Requirements, then the senior executives of ISA and Buyer shall work together in good faith for a period of 30 days to attempt to negotiate and resolve any outstanding issues relating to the KPDES Permit and KPDES Order, and the condition set forth in this Section 6.05 shall not be deemed to be impossible to satisfy until the end of such 30-day negotiation period, provided further, however, that nothing set forth in this Section 6.05 shall prevent ISA from terminating this Agreement pursuant to Section 8.05(a)(iii) at any time after the Closing Date Deadline has passed.

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Article VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the Transaction is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by Buyer:

7.01           Representations and Warranties; Covenants

(a)                Each of the representations and warranties of Sellers contained in this Agreement shall be true, correct and complete in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions) on and as of the Effective Date and, except where expressly limited to a specific date, on and as of the Closing Date.

(b)                Except as otherwise provided in Section 7.06, each and all of the terms, covenants and agreements to be complied with or performed by any Seller on or before the Closing Date shall have been complied with or performed in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions).

7.02           Adverse Actions or Proceedings

No Governmental Authority shall have taken or, to the Knowledge of Buyer, threatened to take any action restraining or prohibiting the Transaction and as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the Transaction, and there shall not be in effect any Order restraining, enjoining or otherwise preventing consummation of the Transaction; provided that the Parties shall have used their respective commercially reasonable efforts to cause any such Order to be vacated or lifted.  No Proceeding shall have been instituted or threatened by any Person to prohibit, restrain or delay the Transaction or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality and validity of the Transaction.

7.03           Pre‑Closing Confirmations and Contractual Consents

Buyer shall have obtained or received from the Sellers documentation or other evidence reasonably satisfactory to Buyer that Sellers or Buyer has received or will receive the consents, permits, approvals, authorizations and clearances required to be obtained in order for (a) the Assumed Contracts, Real Property Leases and Permits set forth on Schedule 7.03 to be transferred to Buyer and (b) the Transaction to be lawfully consummated in all material respects.  The Shareholder Approval shall have been obtained in accordance with applicable Legal Requirements and the Organizational Documents of ISA.

7.04           No Material Adverse Effect

There shall have been no Material Adverse Effect.

7.05           Tax Clearances

Buyer shall have obtained or received from Sellers documentation or other evidence reasonably satisfactory to Buyer, issued by the Kentucky Department of Revenue, stating that no Taxes are due by any Seller.

7.06           Deliveries at the Closing

Sellers shall have delivered to Buyer those deliverables set forth in Section 8.02.

7.07           KPDES Permit & Order

The KPDES Permit and KPDES Order have been issued by the Cabinet, each on terms not materially different (in a manner adverse to Buyer) from those described in Schedule 5.10(a); provided, however, that if the Cabinet issues a KPDES Permit or KPDES Order materially different (in a manner adverse to Buyer) from such terms, then the senior executives of ISA and Buyer shall work together in good faith for a period of 30 days to attempt to negotiate and resolve any outstanding issues relating to the KPDES Permit and KPDES Order, and the condition set forth in this Section 7.07 shall not be deemed to be impossible to satisfy until the end of such 30-day negotiation period, provided further, however, that nothing set forth in this Section 7.07 shall prevent Buyer from terminating this Agreement pursuant to Section 8.05(a)(iii) at any time after the Closing Date Deadline has passed.

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Article VIII.
CLOSING; TERMINATION OF AGREEMENT

8.01           Closing

(a)                Consummation of the Transaction (the “Closing”) shall be coordinated through the offices of Moore & Van Allen, PLLC in Charlotte, North Carolina, at 10:00 A.M. on the 2nd Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction (other than those conditions with respect to actions the respective Parties will take at the Closing itself), or at such other time or place as the Parties may mutually agree.  Unless otherwise agreed in writing by the Parties, the Closing shall be effective for accounting purposes as of 12:01 A.M. on the Closing Date.

(b)                No later than ten (10) Business Days prior to the Closing, Buyer may designate one or more Affiliates to assume all or a portion of Buyer’s rights and obligations herein.  References to instruments or agreements to be executed and delivered to or by Buyer in this Agreement at the Closing shall apply to each such assignee with respect to the Assets to be acquired by it.  Buyer shall notify ISA no later than 5 Business Days prior to the Closing of the names of such assignees and, from and after such assignment, the rights, privileges and benefits of this Agreement applicable to Buyer shall benefit each such assignee, subject to the terms, covenants and conditions of this Agreement, with respect to the Assets acquired by it.  No assignment pursuant to this Section 8.01(b) shall release Buyer from its obligations under this Agreement.

8.02           Actions of the Sellers Prior to and at Closing

(a)                No later than 3 Business Days prior to the Closing, Sellers shall deliver to the Closing Agent the Deeds for the Owned Real Property.  The Closing Agent shall hold the Deeds in trust and not record the same until it has received instructions from Buyer and ISA to do so.

(b)                At the Closing, unless otherwise waived in writing by Buyer, Sellers shall deliver or shall cause to be delivered to Buyer:

(i)                  the Bill of Sale, executed by each Seller and dated as of the Closing Date;

(ii)               the Assumption Agreement, executed by each Seller and dated as of the Closing Date;

(iii)             the Working Capital Escrow Agreement, executed by ISA and dated as of the Closing Date;

(iv)              the Chemetco Escrow Agreement, executed by ISA and dated as of the Closing Date;

(v)                the Closing Statement, executed by ISA and dated as of the Closing Date;

(vi)              a certificate of an officer of each Seller (A) regarding the authority and incumbency of those officers of such Seller executing this Agreement and any other agreements or instruments delivered at the Closing, and (B) incorporating copies of resolutions or equivalent instruments duly adopted by such Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the Transaction, certified as true and in full force and effect as of the Closing Date;

(vii)            a certificate of a duly authorized officer of each Seller and dated as of the Closing Date certifying that each of the representations and warranties of such Seller contained in this Agreement is true, correct and complete on and as of the Closing Date in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions), and that each and all of the terms, covenants and agreements to be complied with or performed by such Seller on or before the Closing Date has been complied with and performed in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions);

(viii)          payoff letters, release letters or other documentation, in each case in form and substance satisfactory to Buyer, providing for the full and complete release of any Encumbrances on the Assets, other than Permitted Encumbrances, executed by the applicable Person with the authority to effectively grant such release;

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(ix)              certificates of good standing dated within 30 days prior to the Closing Date for each Seller from the Secretary of State of the state where such Seller is organized, formed or incorporated and the Secretary of State of the state where such Seller’s principal place of business is located;

(x)                with respect to the assignment and assumption of the Real Property Leases, estoppel letters from such landlords reasonably acceptable to Buyer and its counsel;

(xi)              a properly executed certificate of non-foreign status in accordance with Treasury Regulation §1.1445-2(b) certifying under penalties of perjury that no Seller is a foreign person within the meaning of Section 1445(f) of the Code and Treasury Regulation §1.1445-2(b);

(xii)            Internal Revenue Service Form 1099-S;

(xiii)          an owner’s/seller’s affidavit reasonably satisfactory to the title insurance company selected by Buyer and issuing an owner’s policy of title insurance to Buyer with respect to the Owned Real Property, in order to delete from the title policy to be issued the standard printed exceptions relating to, inter alia, mechanics’ liens and parties in possession; and

(xiv)          such other instruments, agreements, certificates and documents as Buyer reasonably deems necessary to effect the Transaction.

8.03           Action of Buyer at the Closing

At the Closing and unless otherwise waived in writing by Sellers, Buyer shall deliver or cause to be delivered to ISA on behalf of all Sellers:

(a)                Subject to the provisions of Section 8.04, the Initial Payment in accordance with Section 2.05(a);

(b)                the Bill of Sale, executed by Buyer and dated as of the Closing Date;

(c)                the Assumption Agreement, executed by Buyer and dated as of the Closing Date;

(d)                the Working Capital Escrow Agreement, executed by Buyer and dated as of the Closing Date;

(e)                the Closing Statement, executed by Buyer and dated as of the Closing Date;

(f)                 a certificate of an officer of Buyer (i) regarding the authority and incumbency of those officers of Buyer executing this Agreement and any other agreements or instruments delivered at the Closing, and (ii) incorporating copies of resolutions or equivalent instruments duly adopted by Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the Transaction, certified as true and in full force and effect as of the Closing Date;

(g)                a certificate of a duly authorized officer of Buyer certifying that each of the representations and warranties of Buyer contained in this Agreement are true, correct and complete on and as of the Closing Date in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions), and that each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date have been complied with and performed in all material respects (disregarding for such purposes any qualifications or exceptions for, or reference to, materiality, Material Adverse Effect or similar expressions);

(h)                a good standing certificate of Buyer from the Secretary of State of the Commonwealth of Kentucky, dated within thirty (30) days prior to the Closing Date; and

(i)                  such other instruments, agreements, certificates and documents as Sellers reasonably deem necessary to affect the Transaction.

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8.04           Closing Procedures

Upon receipt of the instructions referenced in Section 8.02(a), the Closing Agent shall perform a title update through the Closing Date.  So long as such update does not reveal any new Encumbrances other than Permitted Encumbrances, the Closing Agent shall record the Deeds and notify Buyer and ISA of such actions.  At such time, the Parties shall take the actions described in Sections 2.05, 8.02(b) and 8.03.

8.05           Termination Prior to the Closing

(a)                Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the Transaction abandoned:

(i)                  at any time before the Closing, by mutual consent of Buyer and ISA without penalty or payment;

(ii)               at any time before the Closing, by Buyer, on the one hand, or ISA, on the other hand, in the event of material breach of this Agreement by the non‑terminating Party, which breach is not cured by the breaching Party within 15 days following receipt of written notice of the alleged breach sent by the Party alleging breach, provided that the terminating Party shall not itself be in material breach of its representations, warranties, covenants or obligations hereunder;

(iii)             by Buyer, on the one hand, or ISA, on the other hand, if the Closing shall not have taken place on or before the Closing Date Deadline, provided that the terminating Party shall not be in material breach of its representations, warranties, covenants or obligations under this Agreement; provided, however, that if all conditions to Closing other than the conditions set forth in Section 6.05 or Section 7.07 have been satisfied or are able to be satisfied as of the Closing Date Deadline, then ISA (if Section 6.05 has not been satisfied) or Buyer (if Section 7.05 has not been satisfied) may extend the Closing Date Deadline for one additional 30-day period via notice in writing (which may be provided via email) to the other Party; or

(iv)              at any time before the Closing, by Sellers, pursuant to a Board Termination.

(b)                If this Agreement is validly terminated pursuant to Section 8.05(a)(i), this Agreement will be null and void, and there will be no liability on the part of any Party (or any of their respective Equity holders, officers, directors, managers, trustees, employees, agents, consultants or other representatives).  If this Agreement is validly terminated pursuant to Section 8.05(a)(ii), in addition to termination hereof, the terminating Party shall have at its disposal all rights and remedies available to it at law or in equity.  In addition, if this Agreement is validly terminated pursuant to Section 8.05(a)(iii), this Agreement will be null and void, and there will be no liability on the part of any Party (or any of their respective Equity holders, officers, directors, managers, trustees, employees, attorneys, agents, consultants or other representatives), unless the non-terminating Party is in material breach of the Agreement at the time of termination, in which case the terminating Party shall have at its disposal all rights and remedies available to it at law or in equity.

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(c)                If this Agreement is validly terminated pursuant to Section 8.05(a)(iv), then ISA shall pay to Buyer, via wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the amount of Buyer's legal, consultant advisory and other documented expenses incurred in connection with the Transaction (such aggregate amount, not to exceed $300,000, the "Board Termination Costs"). The Board Termination Costs shall be payable to Buyer no later than 5 Business Days from the date of such termination. Further, if Sellers enter into an agreement with a Third Party to sell a controlling interest in the Equity of ISA (whether via stock sale, merger, recapitalization or otherwise) or all or substantially all of the Assets prior to or within 180 days following termination pursuant to Section 8.05(a)(iv), then, in addition to the Board Termination Costs, ISA shall pay to Buyer, via wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to $850,000 minus the Board Termination Costs (such amount, the “Board Termination Fee”). The Board Termination Fee shall be payable to Buyer no later than 5 Business Days from the date of such termination or the execution of such agreement, whichever shall occur later. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing or decreasing the amount of the Board Termination Costs or the Board Termination Fee or expanding the circumstances in which the Board Termination Costs or the Board Termination Fee is to be paid, it is agreed that the Board Termination Costs and the Board Termination Fee constitute liquidated damages, and not a penalty, and the payment of the Board Termination Costs and the Board Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. The Parties acknowledge and agree that the agreements contained in this Section 8.05(c) are an integral part of this Agreement, and that without these agreements, the Parties would not enter into this Agreement.  Accordingly, if ISA fails to promptly pay the Board Termination Costs or the Board Termination Fee in full when due and, in order to obtain such payment, Buyer commences a suit that results in a judgment against ISA for the Board Termination Costs, the Board Termination Fee or any portion of either of them, ISA shall pay to Buyer, in addition to the full amount of the Board Termination Costs and the Board Termination Fee, as applicable, (A) Buyer’s costs and expenses (including attorneys’ fees) in connection with such suit and (B) interest on the Board Termination Costs and/or the Board Termination Fee or portion thereof through the date of payment at the rate of 8% per annum, compounded quarterly.

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Article IX.
INDEMNIFICATION

9.01           Survival; Right to Indemnification

(a)                Sellers’ representations and warranties regarding Taxes in Section 3.18 shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations related to such Tax matter or Tax Liability, as the case may be, plus 90 days.

(b)                Sellers’ representations and warranties regarding Environmental Matters in Section 3.10 shall survive the Closing and continue in full force and effect until the 2-year anniversary of the Closing.

(c)                Sellers’ Fundamental Representations and Warranties (other than the representations and warranties regarding Taxes in Section 3.18) shall survive the Closing and continue in full force and effect in perpetuity.

(d)                Buyers’ representations and warranties in Sections 4.01, 4.02 and 4.03 shall survive the Closing and continue in full force and effect in perpetuity.

(e)                Each Party’s covenants and obligations shall survive the Closing and continue in full force and effect in perpetuity, unless their terms state otherwise.

(f)               Except for the matters described in Sections 9.01(a), (b), (c), (d) and (e), all representations and warranties herein or in any certificates or documents delivered pursuant hereto shall survive the Closing and continue in full force and effect until the 1-year anniversary of the Closing Date.

(g)              Any and all claims for indemnification under this Article IX shall be subject to the provision of proper notice as specified in Sections 9.06 and 9.07, and must be made by the Party claiming such right to indemnification within 60 days following the expiration of the applicable representation, warranty, covenant or obligation hereunder.

(h)             The Parties agree to treat any indemnification payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, and applicable state and local, income Tax purposes.

9.02           Indemnification and Payment of Damages by Sellers

Sellers agree that they shall jointly and severally indemnify and hold harmless Buyer, Buyer’s Affiliates, and each of their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Persons”) from, and will pay to the Buyer Indemnified Persons the amount of, any loss, Liability, Claim, damage, expense, fine or penalty (including the same as they relate to injury to any Person or property, reasonable costs of investigation and defense, and reasonable attorneys’ fees, whether or not involving a Third‑Party Claim) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)                 the breach, untruth or inaccuracy of any representation or warranty of any Seller set forth herein or in any certificate or document delivered pursuant hereto;

(b)                any breach or non-fulfillment by any Seller of any covenant or obligation set forth herein or in any certificate or document delivered pursuant hereto;

(c)                any Claim that is related to any known or unknown Off-Site Environmental Matter or any Hazardous Material Personal Injury;

(d)                any Claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller (or any Person acting on any Seller’s behalf) in connection with the Transaction; or

(e)              any Excluded Liabilities (for the avoidance of doubt, Sellers’ indemnification of Buyer Indemnified Persons with respect to Excluded Liabilities shall not preclude Sellers from seeking Damages with respect to a breach of any Buyer covenant or any Buyer representation or warranty relating thereto).

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9.03           Limitations on Sellers’ Obligations

(a)                No Seller shall be subject to any liability under Article IX with respect to any breach of any Seller’s representations and warranties under Article III until all Damages of the Buyer Indemnified Persons exceed the Basket Amount, at which point the Sellers will be obligated to indemnify the Buyer Indemnified Persons from and against all Damages in excess of the Basket Amount, but such indemnification amount shall not exceed the Cap; provided, however, neither the Basket Amount nor the Cap shall apply (but the Overall Cap shall apply) to any Damages (i) related in any way to Taxes, (ii) related to any Environmental Matter or related Liability, (iii) related in any way to the Sellers’ Fundamental Representations and Warranties, or (iv) incurred in connection with a claim based on fraud, or in connection with any claim under Section 9.02(b), (c), (d), or (e).

(b)                For purposes of this Article IX, the determination of the amount of Damages (but not the determination of whether any breach, untruth or inaccuracy of any Seller representation or warranty has occurred) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

9.04           Indemnification and Payment of Damages by Buyer

Buyer will indemnify and hold harmless Sellers, and Sellers’ Affiliates, officers, directors, employees and agents (collectively, the “Seller Indemnified Persons”) from, and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)                the breach, untruth or inaccuracy of any representation or warranty of Buyer set forth herein or in any certificate or document delivered pursuant hereto;

(b)              any breach or non-fulfillment by Buyer of any covenant or obligation of Buyer set forth herein or in any certificate or document delivered pursuant hereto;

(c)             any Claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with the Transaction; or

(d)             any Assumed Liabilities (for the avoidance of doubt, Buyer’s indemnification of Seller Indemnified Persons with respect to Assumed Liabilities shall not preclude Buyer from seeking Damages with respect to a breach of any Seller covenant or any Seller representation or warranty relating thereto).

9.05           Limitations on Buyer’s Obligations

Buyer shall not be subject to any liability under this Article IX with respect to any breach of any of Buyer’s representations and warranties under Article IV until all Damages of the Seller Indemnified Persons exceed the Basket Amount, at which point Buyer shall indemnify the Seller Indemnified Persons with respect to all Damages in excess of the Basket Amount, but such indemnification amount shall not exceed the Cap; provided, however, neither the Basket Amount nor the Cap shall apply (but the Overall Cap shall apply) to any Damages in connection with (a) any Claim based on fraud or (b) any Claim under Section 9.04(b), (c) or (d). For purposes of this Article IX, the determination of the amount of Damages (but not the determination of whether any breach, untruth or inaccuracy of any Buyer representation or warranty has occurred) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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9.06           Procedure for Indemnification – Third-Party Claims

(a)                Within 30 days following any Buyer Indemnified Person or Seller Indemnified Person, as the case may be (respectively, the “Indemnified Person”), receiving notice of, or otherwise becoming aware of, a Third-Party Claim that could result in Damages or the commencement of any Proceeding against the Indemnified Person (in either case, a “Third-Party Claim”), such Indemnified Person will, if an indemnification claim pursuant to this Agreement is to be made against the other Party (the “Indemnifying Person”), give notice to the Indemnifying Person of such Third-Party Claim, but the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such action is materially prejudiced by the Indemnified Person’s failure to give such notice.  A claim for indemnification for a Third-Party Claim not involving a Proceeding may be asserted by the notice to the Indemnifying Person given above, and such Third-Party Claim shall be treated as a Direct Claim pursuant to Section 9.07; provided, however, should a Proceeding at any time result from such Third-Party Claim, the Parties shall follow the procedures set forth in this Section 9.06 with respect to the defense of such Proceeding.

(b)                If any Proceeding is brought against any Indemnified Person pursuant to a Third-Party Claim, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding.  Except as expressly set forth in the immediately preceding sentence with respect to fees of other counsel or defense expenses, an Indemnifying Person’s assumption of the defense of a Proceeding in according with the provisions of this Section 9.06 shall not limit the Indemnifying Person’s indemnification obligations hereunder with respect to any Damages resulting from, arising out of or attributable to such Proceeding.  If the Indemnifying Person assumes the defense of a Proceeding brought pursuant to a Third-Party Claim, no compromise or settlement of any claims made in that Proceeding may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (i) there is no admission by the Indemnified Person of any violation of applicable Legal Requirements or any violation of the rights of any Person or any finding of the same, (ii) the Indemnified Person is released from all liability related to such Third-Party Claim, and (iii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person.  If the Indemnifying Person fails to defend against a Proceeding brought pursuant to a Third-Party Claim within ten (10) days following issuance of notice to the Indemnifying Person of such Third-Party Claim by the Indemnified Person or at any time fails to diligently prosecute such defense, the Indemnified Person may assume control of the defense (and all costs and expenses incurred by the Indemnified Person pursuant thereto, including attorneys’ fees, shall, subject to the limitations set forth in this Article IX, be deemed Damages subject to indemnification hereunder), and the Indemnifying Person shall be bound by any commercially reasonable compromise or settlement of any claims made in that Proceeding by the Indemnified Person.  The Parties shall provide reasonable cooperation to each other in the defense of any Third-Party Claim.

(c)                Notwithstanding the foregoing, if (i) the Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding brought pursuant to a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) the Indemnified Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would have a prejudicial effect on the Indemnified Person or the Indemnified Person’s defense of such Third-Party Claim, or (iii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding, then in each such case the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, and the Indemnifying Person shall be liable to the Indemnified Person for all costs of such defense as well as for any judgment entered in such Third-Party Claim, but the Indemnifying Person will not be liable for any compromise or settlement with respect thereto effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

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(d)                Notwithstanding the provisions of Section 11.01, the Parties hereby consent to the non‑exclusive jurisdiction of any court in which a Proceeding is brought pursuant to a Third-Party Claim against any Indemnified Person for purposes of any claim that any Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein.

9.07           Procedure for Indemnification – Other Claims

A claim for indemnification for any matter not involving a Proceeding brought pursuant to a Third‑Party Claim (a “Direct Claim”) may be asserted by written notice to the Indemnifying Person.  The Indemnifying Person shall pay all amounts payable pursuant to this Article IX by wire transfer of immediately available funds, promptly following receipt from an Indemnified Person of a written payment request, together with all accompanying reasonably detailed back-up documentation, for any Damages that are the subject of indemnification hereunder (whether pursuant to or as a result of a Third-Party Claim, a Direct Claim or otherwise), except to the extent the Indemnifying Person in good faith disputes the Damages or a portion thereof in a notice delivered to the Indemnified Person within 15 days following the Indemnifying Person’s receipt of the applicable written payment request; provided that the Indemnifying Person shall promptly pay any portion of such Damages not subject to dispute.  In any event, the Indemnifying Person shall pay to the Indemnified Person, by wire transfer of immediately available funds, the amount of any Damages for which it is liable hereunder no later than 5 Business Days following any final determination of such Damages and the Indemnifying Person’s liability therefor.  A “final determination” shall exist if the Indemnifying Person fails to provide a notice of dispute within the 15 day period required pursuant to this Section 9.07, or if such a notice of dispute is properly provided in accordance with the terms of this Section 9.07, when the parties to the dispute have reached an agreement in writing, or a court of competent jurisdiction (selected in accordance with Section 11.01) shall have entered a final and non-appealable Order.

9.08           Survival

The Indemnifying Person’s obligation to indemnify the Indemnified Persons shall terminate at the conclusion of the time periods set forth in this Article IX, except with respect to Damages that are the subject of a Third-Party Claim or Direct Claim notice issued by any Indemnified Person in accordance herewith, setting forth in reasonable detail the basis of the Claim for which indemnification is sought and such notice is issued within the time period set forth in Section 9.01(g).

9.09           Certain Limitations

(a)                Payments by an Indemnifying Person pursuant to Sections 9.02 or 9.04 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received (if any) and any indemnity, contribution or other similar payment actually received (if any) by the Indemnified Person in respect of any such claim, net of any costs, expenses or fees (including attorney’s fees) of such recovery. The Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies for any losses prior to or simultaneously with seeking indemnification under this Agreement. If the Indemnified Person recovers under any such policies (or under any indemnity, contribution or other similar agreements) after already receiving indemnity payments from the Indemnifying Person, the Indemnified Person shall refund a portion of such indemnity payments, net of any costs, expenses, or fees (including attorney’s fees), to the Indemnifying Person equal to the amount so recovered (but in no event exceeding the amount of the related prior indemnity payments).

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(b)                Payments by an Indemnifying Person pursuant to Sections 9.02 or 9.04 shall be reduced by an amount equal to any Tax benefit when and as actually realized as a result of such loss by the Indemnified Person.  Any reduction under this Section 9.09(b) shall be reflected only after the applicable Indemnified Person or Affiliate has actually realized such Tax benefit.  For purposes of this Agreement, the applicable Indemnified Person or Affiliate shall be deemed to have actually realized a net Tax benefit to the extent that, and at such time as, the amount of Taxes required to be paid by such Indemnified Person or Affiliate is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Damages, in each case: (i) during the same Tax year as the year in which the Damages occurred; (ii) calculated so that the items related to the relevant indemnification obligations are the last to be recognized; and (iii) as reasonably determined by such Indemnified Person or Affiliate. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Person’s liabilities for Taxes, consistent with the foregoing.  Any such reduction of Damages recoverable due to Tax benefit actually received under this Section 9.09(b) shall be in the form of a refund from the applicable Indemnified Person or Affiliate paid over to the Indemnifying Person after such benefit has been realized and determined.  Nothing in this Section 9.09(b) shall be construed to give an Indemnifying Person the right to request, view or access the Tax Returns of any Indemnified Person or Affiliate.

(c)                Except as asserted by a third party in connection with any Third-Party Claim or to the extent arising out of fraud or willful and intentional breach, in no event shall any Indemnifying Person be liable to any Indemnified Person for any punitive, consequential, special or indirect damages.

(d)                Each Indemnified Person shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages subject to indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(e)                Subject to Section 11.05, the Parties acknowledge and agree that, following Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX.  Nothing in this Section 9.09(e) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.05 or to seek any remedy on account of any fraud by any Party hereto.

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Article X.
PARENT GUARANTEE

10.01        Guaranty of Performance.

Parent hereby unconditionally and irrevocably guarantees to Sellers the timely performance of all payment obligations of Buyer under this Agreement up to and including the Closing (for purposes of this Article X, the “Buyer’s Obligations”); provided, however, that Parent’s guaranty of Buyer’s obligations pursuant to this Article X shall terminate immediately after the Closing, subject to reinstatement pursuant to Section 10.04 hereof.  Sellers acknowledge and agree that Buyer’s Obligations are subject to and shall be determined in accordance with the express terms and conditions of this Agreement.

10.02        Primary Liability of Parent.

Parent agrees that this guaranty may be enforced by Sellers without the necessity at any time of resorting to or exhausting any other remedy or without the necessity at any time of having recourse to this Agreement.  Parent hereby waives the right to require Sellers to proceed against Buyer or any other Person or to require Sellers to pursue any other remedy or enforce any other right.  Until such time as all amounts owing hereunder have been paid in full, Parent shall have no rights or claims for subrogation, indemnity, reimbursement or contribution for any amounts paid under this guaranty.  Parent agrees that nothing contained herein shall prevent Sellers from exercising any and all rights or remedies under this Agreement or any other document or instrument executed in connection with this Agreement if neither Buyer nor Parent timely performs Buyer’s Obligations, and the exercise of any of the aforesaid rights and the completion of any proceedings related thereto shall not constitute a discharge of any of Parent’s obligations hereunder, it being the express purpose and intent of Parent that Parent’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither Parent’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Buyer or by reason of bankruptcy or insolvency.

10.03        Waivers.

Parent expressly waives (a) protest, (b) notice of acceptance of this guaranty by Sellers, (c) demand for payment of any of Buyer’s Obligations and (d) promptness, diligence, notice of non-performance, default, dishonor and protest, and all other notices of any kind.  Parent acknowledges that it will receive substantial direct and indirect benefits from the Transaction and that the waivers set forth in this Article X are knowingly made in contemplation of such benefits.

10.04        Continuation of Guaranty.

This guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of Buyer’s Obligations is rescinded or must otherwise be restored or returned by Sellers upon insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer, or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer for Buyer or any substantial part of its property; or otherwise, as if such payments or performances had not been made.

10.05        Attorneys’ Fees and Costs of Collection.

If at any time or times hereafter Sellers employ counsel to pursue collection, to intervene, to sue for enforcement of the terms hereof, or to file a petition, complaint, answer, motion or other pleading in any suit or proceeding related to this guaranty, then in each such event where Sellers prevail, all of the reasonable attorneys’ fees and expenses and court costs related thereto shall be an additional liability of Parent to Sellers, payable on demand.

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Article XI.
GENERAL

11.01        Choice of Law; Submission to Jurisdiction

Except as otherwise provided in Section 9.06(d), this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.  Each Party hereby submits to the exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware, for purposes of all legal proceedings arising out of or relating to this Agreement.  Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each Party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

11.02        Schedules

The Schedules and all Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. Any item disclosed in any section or subsection of the Schedules shall be deemed to have been disclosed with respect to any other section and/or subsection of the Agreement for which a cross reference is expressly included to such other section and/or subsection or which relates (to the extent reasonably apparent on the face of such disclosure, based on a plain reading) to such other section and/or subsection.

11.03        Tax Effect

The Parties agree to report the Transaction as an asset purchase and sale for the purposes of calculating the Parties’ respective Liabilities for Taxes.  Each Party represents that it has obtained, or may obtain, independent Tax advice with respect to the Transaction and upon which it, if so obtained, has solely relied.  This Section 11.03 in no way limits the Sellers’ representations in Section 3.18 or any Party’s covenants in Section 5.06.

11.04        No Third-Party Beneficiary

Except with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons in their capacity as such, the terms and provisions of this Agreement (including provisions regarding employee and employee benefit matters) are intended solely for the benefit of the Parties, and their respective successors and permitted assigns, and are not intended to confer third‑party beneficiary rights upon any other Person.

11.05        Waiver of Breach, Right or Remedy

The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy of the waiving Party in this Agreement (a) shall not waive or be construed to waive any subsequent breach or violation of the same provision, unless expressly contemplated in such waiver, (b) shall not waive or be construed to waive a breach or violation of any other provision, and (c) shall be in writing and may not be presumed or inferred from any Party’s conduct.  In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

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11.06        Independence of Representations, Warranties and Covenants

All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.07        Notices

In the event notice is required to be given to a Party pursuant to any provision of this Agreement, such notice shall be properly given and in full compliance with this Agreement if such notice is in writing and is delivered:  (a) by an internationally recognized overnight courier, postage prepaid; (b) by personal delivery to the Party; or (c) by facsimile transmission or electronic mail delivery receipt confirmed as follows:

If to Buyer or Parent:	River Metals Recycling LLC c/o The David J. Joseph Company 300 Pike Street Cincinnati, OH 45202
	Attn: Facsimile: Email:	Christopher J. Bedell (513) 345-4363 CJB@DJJ.com

with a copy (which shall not constitute notice) to:	Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, NC 28202
	Attn: Facsimile: Email:	Rob Rust (704) 339-5820 robrust@mvalaw.com

If to a Seller:	Industrial Services of America, Inc. 7100 Grade Lane Louisville, KY 40213
	Attn: Email:	Todd Phillips TPhillips@isa-inc.com
with a copy (which shall not constitute notice) to:	Frost Brown Todd LLC 400 West Market Street, 32nd Floor Louisville, KY 40202-3363
	Attn: Facsimile: Email:	James Giesel and Jeff Hallos (502) 581-1087 jgiesel@fbtlaw.com jhallos@fbtlaw.com or at such other address as the Parties may have furnished to the other in writing in accordance with this Section 11.07.  Such notice shall be deemed delivered upon receipt.

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11.08        Severability

If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law by a court of competent jurisdiction: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, ISA and Buyer agree to negotiate in good faith a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.09        Entire Agreement; Counterparts; Amendment

This Agreement, the Confidentiality Agreement and the other documents contemplated by this Agreement collectively supersede all prior or contemporaneous contracts, agreements and understandings and constitute the entire agreement of whatsoever kind or nature existing between or among the Parties regarding the subject matter of this Agreement, and no Party shall be entitled to benefits other than those specified herein and therein.  This Agreement may be executed in 2 or more counterparts (and with facsimile or electronic signatures), each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may not be amended except in a written instrument executed by the Parties.

11.10        Assignment

Except as expressly permitted by Section 8.01(b), no Party may assign its rights, or delegate its duties, under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Parties, and any such purported assignment shall be void ab initio.

11.11        Confidentiality; Public Announcements

Except as otherwise provided herein, the Parties shall adhere to the terms and conditions of the Confidentiality Agreement, and the Confidentiality Agreement shall continue in full force and effect until such time as the Confidentiality Agreement expires or terminates pursuant to its terms; provided, however, the Parties agree that all Confidential Information (as defined in the Confidentiality Agreement) of Sellers that was included in the Assets shall, for purposes of the Confidentiality Agreement and otherwise, be deemed to be the Confidential Information of Buyer, and no Seller shall disclose such Confidential Information except with the prior written consent of Buyer, as necessary to discharge the Excluded Liabilities, in a dispute between Buyer and Sellers, or as otherwise contemplated by this Agreement.  Any public announcement or similar publicity with respect to this Agreement or the Transaction will be issued, if at all, at such time and in such manner as mutually agreed to by ISA and Buyer; provided, however, the foregoing shall not prohibit any Party from making, issuing or releasing any public announcements, statements or acknowledgments that such Party is required to make, issue or release by applicable Legal Requirements or by any listing agreement with or listing rules of any national securities exchange, provided further, however, that, with the exception of the announcement of this Transaction and the filing of Form 8-K on or immediately following the Effective Date and the making of any other statement substantially consistent therewith in subsequent filings with the U.S. Securities and Exchange Commission, to the extent not prohibited by applicable Legal Requirements, the issuing Party shall use commercially reasonable efforts to provide the other Party with written notice of such announcement, statement or acknowledgement (including a copy of the same) at least two (2) Business Days prior to any such issuance.  In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall control.

11.12        Mutual Drafting

The Parties are sophisticated and have been represented throughout the Transaction by attorneys who have carefully negotiated the provisions hereof.  As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement

[ remainder of page intentionally left blank ]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Effective Date.

BUYER:	RIVER METALS RECYCLING LLC,
a Kentucky limited liability company

By: /s/ Bob E. Eviston
Name: Bob E. Eviston
Title: President

PARENT:	THE DAVID J. JOSEPH COMPANY
(for the limited purposes set forth in Article X),
a Delaware corporation

By: /s/ David Steigerwald
Name: David Steigerwald
Title: EVP

Signature Page to Asset Purchase Agreement

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SELLERS:	INDUSTRIAL SERVICES OF AMERICA, INC.,
a Florida corporation

By: /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer

ISA INDIANA, INC.,
an Indiana corporation

By: /s/ Todd L. Phillips
Todd L. Phillips, President

ISA LOGISTICS LLC,
a Kentucky limited liability company
By: INDUSTRIAL SERVICES OF AMERICA, INC.,
Sole Member
By: /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer

ISA REAL ESTATE, LLC,
a Kentucky limited liability company
By: INDUSTRIAL SERVICES OF AMERICA, INC.,
Manager
By: /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer

ISA INDIANA REAL ESTATE LLC,
a Kentucky limited liability company
By: INDUSTRIAL SERVICES OF AMERICA, INC.,
Manager
By: /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer

7021 GRADE LANE LLC,
a Kentucky limited liability company
By: INDUSTRIAL SERVICES OF AMERICA, INC.,
Manager
By: /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer

Signature Page to Asset Purchase Agreement

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7124 GRADE LANE LLC,
a Kentucky limited liability company
By: INDUSTRIAL SERVICES OF AMERICA, INC.,
Manager
By: /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer

7200 GRADE LANE LLC,
a Kentucky limited liability company
By: INDUSTRIAL SERVICES OF AMERICA, INC.,
Manager
By: /s/ Todd L. Phillips
Todd L. Phillips, Chief Executive Officer

Signature Page to Asset Purchase Agreement

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